Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

THE SELLERS LISTED HEREIN,

OSMOTICA PHARMACEUTICALS PLC,

ACELLA HOLDINGS, LLC,

and

ALORA PHARMACEUTICALS, LLC

Dated as of June 24, 2021

TABLE OF CONTENTS

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Exhibits
Exhibit A:	Pre-Closing Restructuring
Exhibit B:	Accounting Principles
Exhibit C:	Form of Bill of Sale
Exhibit D:	Form of FDA Letter
Exhibit E-1:	Form of Patent Assignment
Exhibit E-2:	Form of Trademark Assignment
Exhibit F:	Form of Transition Services Agreement
Exhibit G:	Form of Purchase Price Allocation Schedule

Schedules
Milestone Payment Procedures Schedule
Schedule I-A:	Equity Sellers
Schedule I-B:	Transferred Subsidiaries
Schedule II-A:	Transferred Equity Interests
Schedule II-B:	Transferred Assets
Seller Disclosure Schedule

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of June 24, 2021, is by and among Acella Holdings, LLC, a Delaware limited liability company (“Purchaser”), Osmotica Pharmaceuticals plc, a private limited company organized under the Laws of Ireland (“Parent”), the Persons listed on Schedule I-A hereto (each, an “Equity Seller”, and, collectively, the “Equity Sellers”), Osmotica Kereskedelmi és Szolgáltató Korlátolt Felelōsségü Társaság, a company limited by quotas organized under the Laws of Hungary (the “Asset Seller”; and the Asset Seller together with Parent and the Equity Sellers, each, a “Seller” and, collectively, the “Sellers”), and solely for purposes of providing the Guaranty pursuant to Section 12.16, Alora Pharmaceuticals, LLC, a Delaware limited liability company (“Guarantor”). The Sellers and Purchaser are sometimes referred to herein as the “Parties.”

RECITALS

WHEREAS, certain Sellers and their Affiliates are engaged in the Business;

WHEREAS, prior to the Closing, the Pre-Closing Restructuring shall have been consummated in accordance with Exhibit A;

WHEREAS, (a) each Equity Seller desires to sell to Purchaser, and Purchaser desires to purchase from each such Equity Seller, the issued and outstanding Equity Interests of Vertical/Trigen Holdings, LLC, a Delaware limited liability company (the “Sold Entity”, and together with the Transferred Subsidiaries, the “Transferred Entities”) set forth on Schedule II-A hereto (the “Transferred Equity Interests”); and (b) the Asset Seller desires to sell and transfer to Purchaser, and Purchaser desires to purchase and assume from the Asset Seller, certain assets and Liabilities of the Asset Seller relating to the Business set forth on Schedule II-B hereto (the “Transferred Assets” and, together with the Transferred Equity Interests, the “Transferred Interests”), in each case, for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement;

WHEREAS, the respective boards of directors (or equivalent governing body) of Parent and each other Seller, on the one hand, and Purchaser, on the other hand, have approved and declared advisable the consummation of the Sale on the terms and subject to the conditions of this Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“510(k) Premarket Notification” shall mean a notification filed with the FDA pursuant to 21 U.S.C. § 360(k) and 21 C.F.R. Part 807, subpart E.

“Accounting Principles” shall mean GAAP as applied consistent with Parent’s past practices, as modified by those methods, policies, practices, procedures, classifications and methodologies set forth on Part 1 of Exhibit B (the “Accounting Practices”); provided that, in the event of a conflict or inconsistency between GAAP and the Accounting Practices, the Accounting Practices shall control; provided, further that the Accounting Principles (a) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (b) shall be based on facts and circumstances as they exist prior to the Closing and shall exclude the effect of any act, decision or event occurring on or after the Closing, and (c) shall follow the defined terms contained in this Agreement.

“Action” shall mean any third party claim, action, suit, demand, arbitration, litigation or proceeding (whether administrative, legal or otherwise) by or before any Governmental Entity.

“Adjustment Time” shall mean 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, no equityholder of Parent shall be considered an Affiliate of Parent, the other Sellers or the Transferred Entities hereunder; provided, further that from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of the Sellers or any of the Sellers’ Affiliates and (b) none of the Sellers nor any of the Sellers’ Affiliates shall be considered an Affiliate of any Transferred Entity. As used in this definition, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).

“Ancillary Agreements” shall mean the Transition Services Agreement, the Bill of Sale and the Intellectual Property Assignments.

“ANDA” shall mean an abbreviated new drug application filed with the FDA pursuant to 21 U.S.C. § 355(j) and 21 C.F.R. Parts 314 and 320.

“Approval” shall mean any approval by the FDA of any ANDA or NDA for a generic or branded pharmaceutical product or any clearance by the FDA of any 510(k) Premarket Notification for a medical device.

“Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each other compensation or benefits plan, program or arrangement, including any employment agreement, individual consulting agreement, cash or equity-based bonus or incentive arrangement or agreement, severance or retention arrangement, vacation policy, pension or retirement plan, health and welfare plan, fringe benefit or other similar employee benefit, excluding any Governmental Plan.

“Bill of Sale” shall mean the Bill of Sale and Assignment and Assumption Agreement to be entered into at the Closing, substantially in the form of Exhibit C hereto.

“Business” shall mean the business of the Transferred Entities conducted as of the Closing Date, including the business of researching, testing, studying, developing, producing, manufacturing (to the extent applicable as of the Closing Date), storing, marketing, distributing and selling the Transferred Products and the Transferred Assets in the United States, and operating the business related thereto, but excluding, for the avoidance of doubt, the Excluded Assets and the Retained Liabilities and the business associated therewith.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed; provided that, if commercial bank branches in City of New York, New York are closed solely in connection with Pandemic Measures but nevertheless open for the transaction of business (electronically, telephonically or otherwise), then such day will be deemed a Business Day.

“Business Intellectual Property” shall mean the Intellectual Property owned by a Target Entity and that is used in connection with the operation of the Business with respect to the Transferred Products and no other Products.

“Business Material Adverse Effect” shall mean any event, change, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Target Entities, taken as a whole; provided that no such event, change, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect:” (a) general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Target Entities operate, including competition in geographic or product areas (including generic competition for branded Transferred Approved Products or other Approvals or ANDAs being filed for any such competitive generic product), (b) general political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets, or in respect of or as a result of any political elections), (c) any act of civil unrest, war or terrorism, including an outbreak or escalation of hostilities involving the United States, Hungary, Ireland, Argentina or any other Governmental Entity or the declaration by the United States, Hungary, Ireland, Argentina or any other Governmental Entity, of a national emergency or war, (d) any conditions resulting from natural or manmade disasters or other acts of God, (e) epidemics, pandemics, disease outbreaks (including COVID- 19), or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States) or any Law, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, (f) compliance by the Sellers or the Transferred Entities with applicable Law, (g) the failure of the financial or operating performance of the Target Entities to meet internal, any member of the Parent Group’s, Purchaser’s or analyst projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect;” provided, further, that this clause (g) shall not be construed as implying that any Seller or any other Person is making any representation or warranty hereunder with respect to any internal, Parent Group, Seller or analyst projections, forecasts or budgets), (h) any action taken or omitted to be taken by or at the request or with the consent of Purchaser or that is required or expressly permitted by this Agreement, (i) the announcement of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Purchaser) or compliance with or performance under the terms hereof or thereof (including, for the avoidance of doubt, as a result of the actions contemplated by Section 6.6(c)), (j) changes in any Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof, (k) the Retained Business, (l) price reductions for any Transferred Approved Products by any Seller or Transferred Entity as a result of customer or Contract requirements in the Ordinary Course of Business which are not, directly or indirectly, encouraged by any Seller or Transferred Entity, (m) any delay or failure of the Target Entities to obtain approval from any Governmental Entity for (i) the manufacturing, marketing or sale of any Transferred Product in any geographic area where such Transferred Product is not manufactured, marketed or sold (as applicable) as of the date of this Agreement or (ii) the manufacturing, marketing or sale of any Transferred R&D Product in any geographic area, (n) changes in the pharmaceutical product coverage or reimbursement policies, practices or procedures of Medicare, Medicaid or other third-party payors, or (o) a change in rating of generic products, except, in the case of the foregoing clauses (a) through (e) and clause (n), to the extent that the Target Entities, taken as a whole, are disproportionately adversely affected thereby relative to other similarly situated Persons operating in the industries in which the Target Entities operate (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or may be a Business Material Adverse Effect).

“CARES Act” shall mean The Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136 (03/27/2020) and any similar or successor legislation in any U.S. jurisdiction, and any official guidance issued thereunder.

“Cash” shall mean, as of any time of determination, the aggregate amount of all cash, cash equivalents, wire transfers and drafts deposited or received and available for deposit, marketable securities and other similar cash items of the Target Entities, calculated in accordance with the Accounting Principles. Notwithstanding anything herein to the contrary, “Cash” shall be reduced by any issued but uncleared checks and increased by any deposits of cash in transit, in each case, as of such time of determination.

“Closing Payment” shall mean an amount equal to (x) Estimated Closing Purchase Price minus (y) (i) any Transaction Expenses Parent requests that Purchaser pay pursuant to Section 2.2(b) (and that Purchaser so pays) and (ii) without duplication of any amounts taken into account in the calculation of Closing Purchase Price, any Indebtedness Parent requests that Purchaser pay pursuant to Section 2.2(c) (and that Purchaser so pays).

“Closing Purchase Price” shall mean an aggregate amount equal to (i) $110,000,000.00, less (ii) Indebtedness of the Transferred Entities (excluding any Indebtedness under the Credit Agreement or any guarantee of Indebtedness thereunder) outstanding as of immediately prior to the Closing, plus (iii) the amount, if any, by which Working Capital is greater than the Working Capital Target, less (iv) the amount, if any, by which Working Capital is less than the Working Capital Target, plus (v) the aggregate amount of Cash as of the Adjustment Time.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Competition Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade. For the avoidance of doubt, “Competition Laws” includes the HSR Act.

“Confidentiality Agreement” shall mean that certain letter agreement dated as of February 9, 2021, by and between Parent and Alora Pharmaceuticals, LLC.

“Contract” shall mean any legally binding lease, contract, license, arrangement, option, license, franchise, bond, note, indenture, mortgage, instrument, obligation or other agreement, whether written or unwritten (including any amendments and other modifications thereto), other than a Permit or Benefit Plan.

“Controlled” shall mean the possession by a Seller (whether by ownership, license, or otherwise) of, (a) with respect to any materials or other tangible know-how, the legal authority or right to physical possession of such materials or tangible know-how, with the right to transfer such materials or tangible know-how to Purchaser on the terms set forth herein, (b) with respect to Patent Rights, Regulatory Files, Approvals, intangible know-how or other intellectual property, the legal authority or right to assign or grant a license, sublicense, access, or right to use (as applicable) to Purchaser under such Patent Rights, Regulatory Files, Approvals, intangible know-how or other intellectual property on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a third party or incurring any additional payment obligations to a third party as a result of such assignment, access, right to use, license, or sublicense, and (c) with respect to any product, the legal authority or right to assign or grant an exclusive license or sublicense under Patent Rights that cover such product or know-how that relates to such product or the legal authority or right to manufacture, use, sell, offer to sell, distribute or otherwise commercialize such product.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of February 3, 2016, by and among Osmotica Pharmaceutical Corp., the other Borrowers party thereto, the Guarantors party thereto, the lenders party thereto and CIT Bank, N.A., as administrative agent, as amended, supplemented or otherwise modified.

“Debt Financing Parties” shall mean, collectively, (a) the Debt Financing Sources, (b) the Affiliates of the Debt Financing Sources and (c) all current and future limited partners, shareholders, managers, members, controlling Persons, officers, directors, principals, employees, consultants, agents and other representatives of each Person identified in the foregoing clauses (a) and (b) and, in each case, their respective successors and assigns.

“Debt Financing Sources” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other debt financings in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter or any amendment to or amendment and restatement of the Debt Commitment Letter and any joinder agreements, credit agreements and the other definitive documents relating thereto, in each case, to the extent permitted hereby.

“Environmental Laws” shall mean any Law relating to the pollution, preservation, cleanup or protection of the environment, public health and safety, and natural resources, including the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material.

“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” shall mean all applicable Laws relating to export, reexport, transfer, and import of goods, services, information, and other items, including, but not limited to, the Export Administration Regulations, the International Traffic in Arms Regulations, customs and tariffs, trade agreements, or other international trade issues, the Arms Export Control Act, Export Administration Act, the International Emergency Economic Powers Act, regulations administered by the Drug Enforcement Administration, regulations administered by the Bureau of Alcohol, Tobacco, and Fire Arms, regulations administered by the FDA, executive orders relating to international trade matters, and the customs and import Laws administered by any customs authority.

“FDA” shall mean the U.S. Food and Drug Administration.

“FDA Letter(s)” shall mean the letters, in substantially the forms attached hereto as Exhibit D and signed by an authorized officer of: (a) the applicable Sellers notifying the FDA of the transfer of the Transferred Approvals or the Transferred INDs, as applicable, to Purchaser; and (b) Purchaser notifying the FDA of the assumption of the Transferred Approvals or the Transferred INDs, as applicable, from the applicable Sellers on the Closing Date.

“FFCRA” shall mean Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor to such statutes, rules or regulations, as in effect on the date hereof.

“Fraud” shall mean common law fraud (and not a constructive fraud or negligent misrepresentation or omission) by a Person in making of the representations and warranties set forth in Articles III, IV and V in this Agreement, as applicable.

“FTC” shall mean the U.S. Federal Trade Administration.

“Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority Relative to this Agreement), Section 3.3(b)(i) (No Conflict with Organizational Documents), Section 3.4 (Ownership of Transferred Interests; Title), Section 4.1 (Organization of Transferred Entities), Section 4.2 (Due Authority), Section 4.3(b) (No Conflict with Organizational Documents), Section 4.5 (Capitalization of the Transferred Entities) and Section 4.29 (Broker’s Fees).

“GAAP” shall mean generally accepted accounting principles in the United States as of the date hereof.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored by a Governmental Entity, including any to which any Target Entity is obligated to contribute.

“Hazardous Material” shall mean any substance, material or waste that is defined, listed or identified by any Governmental Entity as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder, including but not limited to mold, Per- and polyfluoroalkyl substances (PFAS), and similar substances being studied or evaluated by the US Environmental Protection Agency for potential listing or regulation as having an adverse health consequence from exposure.

“Health Care Laws” shall mean any and all Laws pertaining to health care regulatory matters to the extent applicable to the operations of the Business or the ownership of the Transferred Interests, including: (a) all applicable Laws concerning fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a- 7b(b)), the federal Physician Self-Referral (Stark) Law (42 U.S.C. § 1395nn), the federal False Claims Act (42 U.S.C. § 1320a-7b(a)), as amended, the federal Exclusion statute (42 U.S.C. § 1320a-7) and the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); (b) the Federal Food, Drug, and Cosmetic Act (“FDCA”) (21 U.S.C. § 301 et seq.) and its implementing regulations; (c) the Controlled Substances Act (21 U.S.C. § 801, et seq.) and its implementing regulations; (d)  the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations; (e) the Patient Protection and Affordable Care Act (“ACA”) (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152); (f)  the Physician Payments Sunshine Act (ACA § 6002); (g) the federal Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh, including the amendments implemented by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008); (h) the federal Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v); (i) the Veterans Health Care Act of 1992; (j) the Trade Agreements Act of 1979 (19 U.S.C. § 2501 et seq.); (k) the Federal Trade Commission Act; (l) all Laws relating to privacy, security, the obligation to provide data breach notifications and the protection and processing of personal data, including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 (Pub. Law No. 111-5,); (m) any other Laws governing price reporting, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8); and (n) any other Laws governing the design, development, testing, studying, manufacturing, marketing, labeling, packaging, distribution, promotion, sale, advertising, communication, or importing, or exporting related and applicable to any of the Transferred Products.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND” shall mean an investigational new drug application filed with the FDA pursuant to 21 U.S.C. § 355(i) and 21 C.F.R. Part 312.

“Indebtedness” shall mean (without duplication and, in each case to the extent relating to a Transferred Entity, calculated in accordance with the Accounting Principles), with respect to any Person: (a) any indebtedness for borrowed money of such Person, whether current, short- term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures, (b) any obligations of such Person in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder, (c) all obligations under capital leases by such Person that are capitalized on the balance sheet under ASC 842, in each case, inclusive of all interest, fees, prepayment premiums, penalties and other fees and expenses owed with respect to such Indebtedness assuming the repayment in full of such Indebtedness, (d) amounts owing as deferred purchase price for property or services, (e) any employer-side payroll Taxes of such Person that have been deferred to a Tax period or portion thereof beginning after the Closing Date with respect to wages or compensation paid prior to the Closing Date under the CARES Act, (f) any accrued and unpaid income and property Taxes of the Transferred Entities owed with respect to any Pre-Closing Tax Period, (g) any accrued and unpaid employee bonuses to the extent earned prior to Closing and in accordance with Section 7.1(b) and (h) the amount of any overpayments or other Liabilities with respect to the matter set forth in part 1 of Section 4.9 of the Seller Disclosure Schedule; provided that Indebtedness shall not include (i) (x) any intercompany trade accounts between a Transferred Entity and any member of the Parent Group arising in the Ordinary Course of Business or (y) any intercompany non-trade accounts between a Transferred Entity and any member of the Parent Group to the extent settled or eliminated prior to Closing pursuant to Section 6.7 or Section 6.8, (ii) any intercompany accounts wholly among Transferred Entities, (iii) any Liabilities arising under or related to warranties made by any of the Transferred Entities in the Ordinary Course of Business, (iv) any Liabilities related to the Retained Business that are transferred from a Transferred Entity to another member of the Parent Group pursuant to the Pre- Closing Restructuring or (v) any amounts included in the calculation of Working Capital.

“Intellectual Property” shall mean any and all statutory or common law rights throughout the world in, arising out of, or associated with the following: (a) all United States and foreign patents and patent applications, statutory invention registrations, or similar rights in inventions (“Patent Rights”), (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof (“Marks”), (c) World Wide Web addresses and domain names and applications and registrations therefor (“Internet Properties”), (d) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship, and (e) trade secrets and other rights in “know-how” that derive independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”).

“Intellectual Property Assignments” shall mean each of the Patent Assignment and the Trademark Assignment to be entered into at the Closing, substantially in the form of Exhibit E-1 and Exhibit E-2 hereto, respectively.

“Interim Period” shall mean the period from the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article X.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge of Purchaser” shall mean the actual knowledge, after reasonable inquiry of their respective direct reports (if applicable), of [REDACTED].

“Knowledge of the Sellers” shall mean the actual knowledge, after reasonable inquiry of their respective direct reports (if applicable) and excluding any obligation to perform a “freedom to operate” search, of [REDACTED].

“Law” shall mean any federal, state, local, foreign or supranational law, statute, code, regulation, ordinance, rule, Order or decree by any Governmental Entity.

“Lender Protective Provisions” shall mean, collectively, Section 12.3, Section 12.5, Section 12.8, Section 12.9 and Section 12.15, in each case, solely to the extent applicable to the Debt Financing Parties.

“Liability” shall mean all Indebtedness, obligations and other liabilities, whether direct or indirect, absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements.

“Liens” shall mean all liens (statutory or otherwise), mortgages, rights of way, pledges, claims, leases, community property interests, conditions, equitable interests, encroachments, rights of first refusal, easements, restrictions, conditional sales or other title retention agreements, financing leases, options, servitudes, proxies, voting trusts or agreements, charges, security interests, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws) or other similar encumbrances.

“Loss” shall mean, any damage, Liability, demand, claim, action, cause of action, Tax, cost, deficiency, penalty, award, judgement, fine, or other loss or out-of-pocket expense (including interest, penalties, reasonable attorneys’, consultants’ and experts’ fees), whether or not arising out of a third party claim, against or affecting such Person; provided that the Parties agree that “Loss” shall not include any punitive damages or any indirect damages that are not the reasonably foreseeable result of, and proximately caused by, the breach, or other event giving rise to such damages, in each case, except to the extent such damages are determined to be payable to a third party.

“Milestone Payments” shall mean the payments to be made by Purchaser to Sellers pursuant to the Milestone Payments Procedures Schedule.

“Milestone Payment Procedures Schedule” means the schedule attached hereto setting forth the procedures related to the Milestone Payments contemplated by such schedule.

“NDA” shall mean a new drug application filed with the FDA pursuant to 21 U.S.C. § 355(b) and 21 C.F.R. Part 314.

“NDC” shall mean the “National Drug Code”, comprised of the ten (10)- or eleven (11)- digit code, including the labeler code, product code and package code, for a pharmaceutical product listed by a company with the FDA pursuant to Section 510 of the of the FDCA and applicable FDA rules and regulations.

“Offsets” shall mean all chargebacks, differentials, discounts, rebates, returns, shelf-stock and price protection adjustments and other related offsets, fees or adjustments calculated in accordance with the Accounting Principles.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree issued by a Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary course of commercial operations of the Business, consistent with past practice and conduct (including any conduct, practice or action taken as Pandemic Measures, with respect to, or as a result of, COVID-19 to the extent reasonably consistent with the policies, procedures and protocols recommended by the Centers for Disease Control and Prevention, the World Health Organization or any other Governmental Entity).

“Organizational Documents” shall mean, with respect to a Person, the certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.

“Osmotica Name and Logo” shall mean the trademark rights that are related to the “Osmotica” name and logo set forth in Section 1(f) of Schedule II-B, and the goodwill associated therewith.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Entity in connection with or in respect to COVID-19 or any other pandemic or epidemic.

“Parent Group” shall mean Parent and its Subsidiaries, including the Asset Seller and the Equity Sellers but excluding, following the Closing, any Transferred Entity.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or Orders of, or filings with, or issued by any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business that are not yet due and payable or that are being contested by appropriate Actions and for which adequate reserves have been established, (b) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business and that are not, individually or in the aggregate, material to the Business as a whole, (c) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested by appropriate Actions and for which adequate reserves have been established, (d) leases, subleases and similar agreements with respect to the Real Property which are listed in the Seller Disclosure Schedule and copies of which have been made available to Purchaser, (e) (i) “special exceptions” set forth in title insurance policies which are listed in the Seller Disclosure Schedule and copies of which have been made available to Purchaser, and any easements, covenants, rights-of-way, restrictions of record and other defects or imperfections of tile or matters of record not materially interfering with the ordinary conduct of the Business as a whole (individually or in the aggregate) and (ii) zoning, building and other similar restrictions, (f) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, and which are not, individually or in the aggregate, material to the Business as a whole, (g) Liens not created by any member of the Parent Group that affect the underlying fee interest of any Business Leased Real Property, (h) non-exclusive licenses or other rights granted in respect of Intellectual Property in the Ordinary Course of Business, (i) any purchase money security interests, equipment leases or similar financing arrangements and which are not, individually or in the aggregate, material to the Business as a whole, (j) Liens incurred in the Ordinary Course of Business securing Liabilities that are not material to the Business as a whole, and (k) Liens arising under the Indebtedness set forth on Section 1.1(PL) of the Seller Disclosure Schedule which will be released at or prior to Closing.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Information” shall mean (i) Social Security numbers; or (ii) any other information that allows for the identification of a natural person, the privacy or security of which is regulated or protected by one or more Laws applicable to any Transferred Entity.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such period that ends on the Closing Date.

“Privacy and Security Laws” shall mean any Laws concerning the privacy or security of Personal Information, and all regulations promulgated thereunder applicable to any Transferred Entity.

“Products” shall mean any pharmaceutical product, medical device or dietary supplement Controlled by a Seller.

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of Purchaser to consummate the Sale prior to the Outside Date pursuant to this Agreement.

“R&D Files” shall mean the chemistry, manufacturing and controls (“CMC”) data and reports, pharmacological and toxicological data (preclinical) and reports, clinical study protocols and reports, process validation reports and documents, and correspondence to or from any Seller or Governmental Entity directly relating to the Transferred R&D Products (but not, for the avoidance of doubt, any Retained Products) and maintained by a Target Entity.

“R&W Insurance Policy” shall mean the buyer side representation and warranty liability insurance policy bound in connection with this Agreement.

“Real Property” shall mean the Business Leased Real Property and the Business Owned Real Property.

“Reference Date” shall mean [REDACTED].

“Regulatory Files” shall mean, to the extent permitted to be transferred under applicable Laws, maintained by any Target Entity and exclusively related to the Products, the following: (a) documents included in the common technical document (eCTD), or equivalent, supporting an IND, ANDA, NDA or 510(k) Premarket Clearance application for a Transferred Product; (b) quality unit documents supporting the cGMP manufacture or distribution of a Transferred Product; (c) Permits for manufacturing activities and processes, emissions and waste management or disposal whether transferable or not; and (d) all correspondence to or from Governmental Entities.

“Release” shall mean, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping or leaching into the environment.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, members, managers, employees, financial advisors, attorneys, accountants and other advisors and representatives.

“Research and Development Assets” shall mean the R&D Files, Regulatory Files, Transferred Product Regulatory Files and the proprietary, if any, and nonproprietary technical and other information, whether patentable or not, owned or Controlled by one or more Target Entities as of the Closing exclusively used to develop the Transferred R&D Products for which (a) one or more Sellers or any of their Affiliates has filed an ANDA, NDA, or supplement, but no approval has been received from the FDA as of the date of this Agreement, or (b) ANDAs, NDAs or supplements have not been filed by any Target Entity.

“Restricted Business” shall mean the business of researching, testing, studying, developing, producing, manufacturing, marketing, distributing and selling any of (or combination of) (a) products containing estradiol gel, (b) prescription or over the counter prenatal dietary supplements or products, and/or (c) products containing methylphenidate, venlafaxine or hydromorphone in the United States.

“Retained Business” shall mean the businesses of the Parent Group and its Affiliates (other than the Business).

“Retained Product Regulatory Files” shall mean: (a) the technical, medical and scientific Permits of any Governmental Entities for the Retained Products; (b) all technical, scientific, chemical, biological, pharmacological, and toxicological data as well as all clinical and preclinical reports (together with data sets associated with such reports), and all validation documents and data for the Retained Products; and (c) all correspondence to or from Governmental Entities relating to the Retained Products.

“Retained Products” shall mean all of the Products other than the Transferred Products, including Arbaclofen.

“Sale Activities” shall mean the preparation by the Parent Group for the Sale, including the engagement of counsel, accountants and other advisors, the entering into of non-disclosure agreements with potential acquirers and the solicitation of bids from potential acquirers.

“Sanctioned Person” shall mean a Person that is (a) the subject of Sanctions, (b) located in or organized under the Laws of a country or territory that is or has been the subject of country- or territory-wide Sanctions since the Reference Date (including Cuba, Iran, North Korea, Syria or the Crimea region), or (c) majority-owned or controlled (as such term is used in the definition of “Affiliate”) by any of the foregoing.

“Sanctions” shall mean those trade, economic and financial sanctions Laws, regulations, embargoes and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control) or (b) other similar governmental bodies with regulatory authority over the Transferred Interests.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean any Benefit Plan that is sponsored, maintained or contributed to or by any Seller or any of their respective Affiliates or to which any Seller or any of their respective Affiliates is a party for the benefit of any current or former employee, individual independent contractor, officer or director (or equivalent) of a Seller or Transferred Entity as of immediately prior to the Closing that is not a Transferred Entity Benefit Plan.

“Seller Material Adverse Effect” shall mean any event, change, development or effect that is or would reasonably be expected to be, individually or in the aggregate, materially adverse to the ability of the Equity Sellers to consummate the Sale prior to the Outside Date pursuant to this Agreement.

“Selling Person” shall mean, with respect to a Product, any of (i) Purchaser, (ii) any Affiliate of Purchaser or (iii) any licensee or sublicensee of rights to sell such Product.

“Shared Contract” shall mean any Contract as to which any Equity Seller or Transferred Entity is a party and pursuant to which a non-affiliated third party provides services or benefits in respect of the Business and other services or benefits in respect of the Retained Business or otherwise for any member of the Parent Group.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls (as such term is used in the definition of “Affiliate”) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors (or equivalent governing body), or (b) such first Person is a general partner or managing member; provided that Vertical/Trigen Holdings, LLC, a Delaware limited liability company, shall be deemed a Subsidiary of Valkyrie Group Holdings, Inc., a Delaware corporation.

“Target Entities” shall mean, collectively, the Transferred Entities and the Asset Sellers.

“Tax” shall mean (i) any federal, state, local or foreign tax, charge, fee, impost, levy or other assessment in the nature of a tax of any type, including but not limited to any of the following types: income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, excess profits or windfall profits, inventory, environmental, unclaimed property, capital stock, escheat, license, occupancy, business organization, withholding, payroll, employment (including employee withholding or employer payroll tax, FICA or FUTA), social security, unemployment, excise, severance, stamp, healthcare or health insurance, occupation, real, personal or intangible property, prohibited transactions, premiums, business and occupation or other taxes (including estimated taxes), customs, duties, fees, assessments and charges of any kind whatsoever in the nature of taxes, in each case whether or not disputed; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity or Taxing Authority in connection with, resulting from or attributed to any item described in clause (i) whether or not disputed.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority.

“Tax Return” shall mean any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto and any amendment thereof), including but not limited to any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxing Authority” shall mean any Governmental Entity or any other duly authorized entity or group having any authority or responsibility for the imposition, collection or administration of any Tax.

“Transaction Expenses” shall mean all out-of-pocket fees, costs and expenses incurred or otherwise payable by the Target Entities in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement (including the Pre-Closing Restructuring), including the fees and expenses of Ropes & Gray LLP, Barclays Bank PLC, Jefferies LLC, Ernst & Young and A&L Goodbody, and any change of control payments, severance payments or retention bonuses, in each case, payable to a Transferred Employee solely as a result of the consummation of the Sale (e.g., excluding any “double trigger” payment obligations), calculated in accordance with the Accounting Principles; provided that if Parent or any other Seller agrees to pay and be responsible for any expense of the Target Entities that would otherwise constitute a Transaction Expense, then any such expense shall not be a Transaction Expense hereunder (provided that Parent or such other Seller fully assumes, agrees to pay, and holds Purchaser harmless in respect of any such expense).

“Transferred Approvals” shall mean (1) the Approvals, in each case Controlled by any Transferred Entity and described in Schedule 1.1(TAP)(1) and (2) the Approvals, in each case Controlled by any Asset Seller and described in Section 1(c) of Schedule II-B.

“Transferred Approved Products” shall mean each of the pharmaceutical products and medical devices listed on Schedule 1.1(TAP)(2), to the extent Controlled by any Target Entity.

“Transferred Employee” shall mean each employee of a Transferred Entity as of immediately prior to the Closing and set forth on Schedule 1.1(TE), including any such employee who is on sick leave, military leave, vacation, holiday, short-term or long-term disability or other similar leave of absence.

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that, as of immediately prior to the Closing, is sponsored, maintained or contributed to solely by one or more Transferred Entities, or to which one or more Transferred Entities is a party.

“Transferred INDs” shall mean the INDs set forth in Schedule 1.1(TAP)(1) and Section 1(d) of Schedule II-B.

“Transferred Inventory” shall mean (a) active pharmaceutical ingredients, work in progress, excipients, labels, packaging, supplies, parts and finished goods, in each case, exclusively relating to the Transferred Products; and (b) the finished goods exclusively relating to the Transferred Products; provided that Transferred Inventory does not include any active pharmaceutical ingredients, work in progress, excipients, labels, packaging, supplies, parts or finished goods owned or in the possession of any Transferred Entity, in each case, to the extent in connection with Retained Products.

“Transferred Product Regulatory Files” shall mean, to the extent permitted to be transferred under applicable Laws and owned and maintained by a Target Entity and exclusively related to the Transferred Products (and no other Products), the following: (a) the Transferred Approvals; (b) any IND or application for Approval for a Transferred Product; (c) technical, scientific, chemical, biological, pharmacological, and toxicological data as well as clinical and preclinical reports (together with data sets associated with such reports), and validation documents and data; and (d) correspondence to or from one or more Sellers and Governmental Entities, in each case of (a) through (d), other than Retained Product Regulatory Files.

“Transferred Products” shall mean the Transferred Approved Products, the Transferred R&D Products and the dietary supplements listed on Schedule 1.1(TAP)(2), but excluding the Retained Products.

“Transferred R&D Products” shall mean each of the following pharmaceutical products: (a) [REDACTED]; (b) [REDACTED]; (c) [REDACTED]; (d) [REDACTED]; (e) [REDACTED]; and (f) [REDACTED], in each case ((a) – (f)), to the extent Controlled by a Target Entity.

“Transferred Records” shall mean all electronic and paper versions of files, documents, instruments, papers, reports, surveys, data bases, computer media, invoices, correspondence, engineering and environmental studies, assessments, audits, or other reports, books, manuals and records, in each case owned by and in the possession of one or more Target Entity and exclusively related to the Transferred Assets or the Assumed Liabilities (and, as to the Real Property, that are necessary to ensure the continued operation of the Real Property in a manner consistent to its operation immediately prior to the Sale hereunder), including any copies of Tax Returns and books of account or other records exclusively relating to the foregoing; provided that the “Transferred Records” shall not include, and the Sellers may redact from records included in the “Transferred Records,” any information that does not relate to the continued use and operation of the Transferred Assets, the Assumed Liabilities, the Real Property; provided, further, that the “Transferred Records” shall not include (a) corporate minute books and stock records of any Seller, or (b) any of the foregoing to the extent that they relate to the Retained Business, the Retained Products, Excluded Assets or the Excluded Liabilities (except in the case of personnel files and Forms I-9).

“Transferred Subsidiaries” shall mean, collectively, the Subsidiaries of the Sold Entity, as set forth on Schedule I-B hereto.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit F hereto.

“Treasury Regulations” shall mean the currently effective regulations of the United States Department of the Treasury promulgated under the Code.

“United States” shall mean the United States of America, including any State or Commonwealth thereof and the District of Columbia.

“Working Capital” shall mean (i) the current assets of the Business as of the Adjustment Time less (ii) the current liabilities of the Business as of the Adjustment Time, in each case, calculated in accordance with the Accounting Principles, including the methods, policies and procedures used to determine the sample calculation of Working Capital included as Part 2 of Exhibit B (the “Sample Working Capital Calculation”), and solely including the line items set forth in such Sample Working Capital Calculation.

“Working Capital Target” shall mean $[REDACTED].

Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section / Article
Accounting Firm	Section 2.4(c)
Agreement	Preamble
Allocation	Section 8.1(a)
Alora Settlement	Section 11.6(b)
Alternative Financing	Section 6.18(a)
Anticorruption Laws	Section 4.9(c)
Asset Sellers	Preamble
Assumed Liabilities	Schedule II-B
Bank Account	Section 4.24
Baseline Closing Statement	Section 2.4(b)
Business Financial Statements	Section 4.6
Business Leased Real Property	Section 4.17(b)
Business IP Licenses	Section 4.10(a)(ix)
Business Material Contract	Section 4.10(a)
Business Owned Real Property	Section 4.17(a)
Claim	Section 11.5(e)
Closing	Section 2.1
Closing Date	Section 2.3(a)
Data Room	Section 12.1(b)
Debt Commitment Letter	Section 5.6(a)
Debt Financing	Section 5.6(a)
Defense Costs	Section 7.4(b)
Definitive Closing Statement	Section 2.4(c)
Definitive Debt Financing Agreements	Section 6.18(a)
Dispute Notice	Section 2.4(c)
Enforceability Exceptions	Section 3.2
Equity Seller	Preamble
Estimated Cash	Section 2.4(a)

Term	Section / Article
Estimated Indebtedness	Section 2.4(a)
Estimated Working Capital	Section 2.4(a)
Excluded Assets	Schedule II-B
Excluded Liabilities	Schedule II-B
Final Closing Purchase Price	Section 2.4(d)(i)
Finished Products	Section 7.9(d)
Flow of Funds Memorandum	Section 2.3(b)(i)(C)
FTC	Section 4.26(b)
FTZ	Section 4.26(e)
Guaranteed Obligations	Section 12.16(a)
Guarantees	Section 6.9
Guarantor	Preamble
Guaranty	Section 12.16(a)
Indemnified Party	Section 11.5(a)
Indemnifier	Section 11.5(a)
Initial Closing Statement	Section 2.4(a)
Initial Outside Date	Section 10.1(b)
Initial Purchase Price	Section 2.2
International Trade Agreements	Section 4.26(k)
International Trade Enforcement Matters	Section 4.26(a)
Legal Restraints	Section 9.1(b)
Material Customers	Section 4.23
Material Suppliers	Section 4.23
Multiemployer Plan	Section 4.11(c)
Non-Assignable Contract	Section 6.5(a)
Non-Assignable Contract Consent	Section 6.5(a)
Non-Solicit Employee	Section 7.7(a)
Nonparty Affiliate	Section 12.16
Osmotica Pharmaceutical	Schedule I-A
Outside Date	Section 10.1(b)
Overlapping Intellectual Property Rights	Section 7.10
Parent	Preamble
Parent Group’s Counsel	Section 12.13
Parent’s Allocation	Section 8.1(b)
Parties	Preamble
Pre-Closing Occurrences	Section 6.10
Pre-Closing Period	Section 7.1(b)
Pre-Closing Restructuring	Section 6.11
Pre-Closing Restructuring Taxes	Section 8.1(d)
Pre-Closing Tax Audit	Section 8.4
Privileged Communication	Section 12.13(a)
Protected Material	Section 12.13(a)
Protected Work Product	Section 12.13(a)
Purchase Price Allocation Schedule	Section 8.1(b)
Purchaser Indemnified Party	Section 11.3

Term	Section / Article
Purchaser’s Allocation Notice	Section 8.1(a)
Released Party	Section 7.11(a)
Releasing Party	Section 7.11(a)
Released Claims	Section 7.11(a)
Retained Policies	Section 6.10
Sale	Section 2.1
Seller 401(k) Plan	Section 4.11(b)
Sellers	Recitals
Seller Disclosure Schedule	Article III
Seller Indemnified Party	Section 11.4
Sensitive Business Information	Section 7.2(a)
Sold Entity	Recitals
Specified Matter 1	Section 7.4(b)(i)
Specified Matter 2	Section 11.3
Straddle Period Audit	Section 8.4
Third-Party Claim	Section 11.5(a)
Third-Party Claim Notice	Section 11.5(a)
Transfer Taxes	Section 8.8
Transferred Assets	Recitals
Transferred Business Transaction	Section 6.15
Transferred Entity	Recitals
Transferred Equity Interests	Recitals
Transferred Interests	Recitals
Undertaking	Section 6.3(d)
Working Capital Target	Section 2.4(a)

ARTICLE II

THE SALE

Section 2.1 Sale and Purchase of Transferred Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), (a) each Equity Seller shall transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from the Equity Sellers, all of the Equity Sellers’ right, title and interest in and to the Transferred Equity Interests, free and clear of all Liens, and (b) the Asset Seller shall transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from the Asset Seller, all of the Asset Seller’s right, title and interest in and to the Transferred Assets free and clear of all Liens other than Permitted Liens (collectively, the “Sale”); provided that, the Excluded Assets and the Excluded Liabilities shall not be included in, or be a part of, the Sale regardless as to whether such Excluded Assets are the assets of a Transferred Entity or such Excluded Liabilities are Liabilities of a Transferred Entity.

Section 2.2             Closing Purchase Price. In consideration for the Transferred Interests, at the Closing, Purchaser shall (x) assume the Assumed Liabilities, and (y):

(a)           pay the Closing Payment by wire transfer of immediately available funds to an account or accounts of Osmotica Pharmaceutical designated by Parent in writing no less than two (2) Business Days prior to the Closing;

(b)           pay any Transaction Expenses, in each case, by wire transfer of immediately available funds in accordance with applicable written wire instructions provided to Purchaser by Parent no less than two (2) Business Days prior to the Closing and the Flow of Funds Memorandum, if any that Parent so requests Purchaser pay; and

(c)           pay the amount, if any, that Parent so requests Purchaser pay in order to prepay or to discharge Indebtedness outstanding under the Credit Agreement, by wire transfer of immediately available funds in accordance with applicable written wire instructions provided to Purchaser by Parent no less than two (2) Business Days prior to the Closing and the Flow of Funds Memorandum.

Section 2.3             Closing.

(a)           The Closing shall take place remotely by conference call and electronic exchange and delivery of signatures and documents (i.e., email of PDF documents), on (i) the date that is two (2) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Parent and Purchaser. The date on which the Closing actually occurs is referred to as the “Closing Date”.

(b)           At the Closing:

(i)             Parent shall:

(A)            deliver to Purchaser instruments of transfer evidencing the transfer of the Transferred Equity Interests, together with certificates representing such Transferred Equity Interests, if any (or affidavits of loss in customary form, if applicable);

(B)            deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements to which Parent, any Seller or any Transferred Entity is a party;

(C)            deliver to Purchaser a copy of the memorandum of funds flow prepared by Purchaser detailing the payments to be made to Sellers or to any third parties on behalf of the Parties in connection hereto (the “Flow of Funds Memorandum”), duly executed by Parent;

(D)            for each Seller that is a U.S. person, within the meaning of Section 7701(a)(30) of the Code, deliver to Purchaser a duly executed IRS Form W-9;

(E)            deliver to Purchaser letters of resignation from or evidence of removal of, each individual set forth on Schedule 2.3(b)(i)(F);

(F)            deliver to Purchaser the FDA Letters;

(G)            deliver to Purchaser the certificate required under Section 9.2(c);

(H)           deliver to Purchaser certifications necessary to comply with the requirements set forth in Treasury Regulations 1.1445-2 and 1.1446(f)-2(b) from each Equity Seller in form and substance reasonably acceptable to Purchaser; and

(I)             deliver to Purchaser reasonable evidence of the release of, or arrangements for the release of, any Guarantee of or Liens securing obligations of the Transferred Entities under those items listed on Section 6.12 of the Seller Disclosure Schedule.

(ii)            Purchaser shall:

(A)           make each of the payments contemplated by Section 2.2;

(B)            deliver to Parent a duly executed counterpart to each of the Ancillary Agreements to which Purchaser or any of its Subsidiaries is a party;

(C)            deliver to Parent the Flow of Funds Memorandum, duly executed by Purchaser;

(D)            deliver to Parent the FDA Letters, each duly executed by Purchaser; and

(E)            deliver to Parent the certificate required under Section 9.3(c).

Section 2.4             Purchase Price Adjustment.

(a)            Initial Closing Statement. Not less than two (2) Business Days prior to the Closing, Parent shall deliver, or cause to be delivered, to Purchaser a statement (the “Initial Closing Statement”) containing Parent’s good faith (A) estimate of (i) Working Capital as of the Adjustment Time (“Estimated Working Capital”), (ii) Cash as of the Adjustment Time (“Estimated Closing Cash”), and (iii) Indebtedness of the Transferred Entities (excluding any Indebtedness under the Credit Agreement or any guarantee of Indebtedness thereunder) outstanding as of immediately prior to the Closing (“Estimated Indebtedness”) and (B) and the resulting calculation of estimated Closing Purchase Price based on the foregoing estimates (“Estimated Closing Purchase Price”). The Initial Closing Statement, the calculation of Estimated Closing Purchase Price contained therein and each of the components thereof shall be prepared and determined in accordance with the definitions thereof, the Accounting Principles and the applicable provisions of this Agreement.

(b)            Baseline Closing Statement. As promptly as reasonably practicable, but no later than ninety (90) calendar days, after the Closing Date, Purchaser shall deliver, or cause to be delivered, to Parent a statement (the “Baseline Closing Statement”) setting forth (A) the Business’ consolidated balance sheet as of the Closing and (B) Purchaser’s good faith calculation of (i) Working Capital as of the Adjustment Time, (ii) Cash as of the Adjustment Time, (iii) Indebtedness of the Transferred Entities (excluding any Indebtedness under the Credit Agreement or any guarantee of Indebtedness thereunder) outstanding as of immediately prior to the Closing and (iv) the resulting calculation of the actual Closing Purchase Price based on the foregoing calculations. The Baseline Closing Statement, the calculation of Closing Purchase Price contained therein and each of the components thereof shall be prepared and determined in accordance with the definitions thereof, the Accounting Principles and the applicable provisions of this Agreement.

(c)	Review and Dispute of Baseline Closing Statement.

(i)            During the period between the delivery of the Baseline Closing Statement to Parent and the determination of Final Closing Purchase Price in accordance with this Section 2.4(c), Purchaser shall permit Parent and its Representatives reasonable access (during regular business hours and upon prior written notice) to books and records, personnel, and facilities of the Business to facilitate Purchaser’s review of the Baseline Closing Statement and the calculations contained therein. Parent shall have the right to review (subject to execution of customary access letters) the work papers of Purchaser underlying or utilized in preparing the Baseline Closing Statement and the calculation of the Closing Purchase Price contained therein to the extent reasonably necessary to verify the accuracy and fairness of the presentation of the Baseline Closing Statement and calculation of the Closing Purchase Price in conformity with this Agreement and the Accounting Principles.

(ii)            Parent shall have thirty (30) days after Purchaser’s delivery to Parent of the Baseline Closing Statement to deliver written notice to Purchaser (the “Dispute Notice”) setting forth in reasonable detail (in the light of the information available to Parent and subject to Purchaser’s compliance with Section 2.4(c)(i)) any and all items of disagreement related to the Baseline Closing Statement. Unless Parent shall have delivered a Dispute Notice during such thirty (30) day period (but subject to Purchaser’s compliance with Section 2.4(c)(i)), the Baseline Closing Statement delivered by Purchaser shall be final and binding upon the Parties. If Parent timely delivers a Dispute Notice to Purchaser, the Parties shall negotiate in good faith and use their respective commercially reasonable efforts to resolve the differences concerning any items of disagreement and any items agreed upon shall be final and binding upon the Parties. If any such items remain unresolved for a period of fifteen (15) days after Purchaser’s receipt of the Dispute Notice (unless such time frame is mutually extended by the Parties), Purchaser and Parent shall submit the disputed items for final and binding resolution to PricewaterhouseCoopers or, if such firm is unable or unwilling to act, to a mutually agreed nationally recognized independent certified public accounting firm with no material relationships with Parent, Purchaser, or any of their respective Affiliates and with accounting expertise and relevant experiences in resolving similar purchase price adjustment disputes (the “Accounting Firm”). The Accounting Firm will only consider those items and amounts set forth in the Baseline Closing Statement as to which Purchaser and Parent have disagreed on the terms specified above and not resolved during the fifteen (15) day period (or longer, if mutually extended) described above and must resolve the disputes using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Sample Working Capital Calculation. Purchaser and Parent shall request that the Accounting Firm render a determination as to any disputed items within twenty (20) days after its retention, and the Parties shall cooperate reasonably with the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The Accounting Firm shall make its determination based exclusively on presentations and supporting material provided by the Parties and not pursuant to any independent review and in making any such determination as to any disputed items, the Accounting Firm shall not assign a value to any such item greater than the greatest value claimed for such item or less than the lowest value claimed for such item by either Parent or Purchaser in the Dispute Notice delivered by Parent or the Baseline Closing Statement delivered by Purchaser, respectively. The Accounting Firm shall deliver a version of the Baseline Closing Statement incorporating its determinations to the Parties, which shall be final and binding upon the Parties. The fees, costs and expenses of the Accounting Firm shall be allocated to and paid by Purchaser and Parent in such a way that (i) Purchaser shall be responsible for that portion of such fees, costs and expenses equal to the total amount thereof multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Accounting Firm that are resolved against Purchaser (as finally determined by the Accounting Firm) and the denominator of which is the total dollar value of the disputed items so submitted and (ii) Parent shall be responsible for the remaining amount of such fees, costs and expenses. Other than such fees, costs and expenses of the Accounting Firm, the Parties shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 2.4(c). Any Baseline Closing Statement determined to be final and binding in accordance with this Section 2.4(c)(ii) is also referred to herein as the “Definitive Closing Statement.”

(d)      Purchase Price Adjustment.     Following the final determination of the Definitive Closing Statement in accordance with Section 2.4(c)(ii):

(i)            If the finally determined Closing Purchase Price as set forth on the Definitive Closing Statement (the “Final Closing Purchase Price”) exceeds the Estimated Closing Purchase Price, Purchaser shall pay Osmotica Pharmaceutical the amount of such excess by wire transfer of immediately available funds to one (1) or more accounts designated by Parent, promptly, but in any event within five (5) Business Days, following the date on which the Definitive Closing Statement is finally determined in accordance with Section 2.4(c)(ii).

(ii)            If the Estimated Closing Purchase Price exceeds the Final Closing Purchase Price, Parent shall pay to Purchaser the absolute value of such difference by wire transfer of immediately available funds to one (1) or more accounts designated by Purchaser, promptly, but in any event within five (5) Business Days, following the date on which the Definitive Closing Statement is finally determined in accordance with Section 2.4(c)(ii).

(iii)            For the avoidance of doubt, if the Final Closing Purchase Price is equal to the Estimated Closing Purchase Price there shall be no adjustment to the Closing Purchase Price pursuant to this Section 2.4.

Section 2.5            Milestone Payments. The amount of any Milestone Payments to be paid by Purchaser hereunder shall be determined in accordance with the Milestone Payment Procedures Schedule, the terms of which are hereby incorporated herein by reference.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING CERTAIN SELLERS

Except as set forth in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, each Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

Section 3.1             Organization and Qualification. Each Seller is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent good standing is a legal principle applicable in such jurisdiction), and each Seller has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.2            Authority Relative to this Agreement. Each Seller has all necessary corporate, limited liability or similar power and authority, and has taken all corporate, limited liability or similar action, necessary to execute, deliver and perform this Agreement and the Ancillary Agreements, in each case to the extent such Seller is a party to such Contract, and to consummate the Sale and the other transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Seller is a party to such Contract, in accordance with the terms hereof and thereof. This Agreement has been duly and validly executed and delivered by each Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, will constitute, and each Ancillary Agreement when executed and delivered by each Seller party thereto, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of the applicable Sellers, enforceable against such Sellers in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.3             No Conflicts.

(a)            Except as set forth on Section 3.3 of the Seller Disclosure Schedule, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of any Seller for the execution, delivery and performance by such Seller of this Agreement or any Ancillary Agreement to which such Seller is a party, or the consummation by such Seller, as applicable, of the transactions contemplated hereby or thereby, except for (i) compliance with any applicable requirements of any Competition Laws, (ii) the FDA Letters or (iii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or be material to the Business, taken as a whole.

(b)            Assuming compliance with the items described in clauses (i) and (ii) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which a Seller is a party, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of any Seller, (ii) result in a breach, cancellation, termination, violation or infringement of, conflict with, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to the creation of any Lien (except for Permitted Liens), or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which such Equity Seller or any of its respective properties or assets are bound, or (iii) violate any Law applicable to any Equity Seller or by which any of its properties or assets are bound, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.4             Ownership of Transferred Interests; Title.

(a)            Each such Equity Seller is the record and beneficial owner of the Transferred Equity Interests set forth on Schedule II-A hereto, and each such Equity Seller has good and valid title to the Transferred Equity Interests it owns, free and clear of all Liens other than Permitted Liens. Each such Equity Seller has full right, power and authority to transfer and deliver to Purchaser good and valid title to the Transferred Equity Interests held by such Equity Seller and that will be held by such Equity Seller, free and clear of all Liens other than Permitted Liens. Immediately following the Closing, Purchaser or its designee, as applicable, will be the record and beneficial owner of the Transferred Equity Interests, and have good and valid title to the Transferred Equity Interests, free and clear of all Liens, except as are imposed by Purchaser or its Affiliates.

(b)            The Asset Seller is the record and beneficial owner of each Transferred Asset, and the Asset Seller has good and valid title to the Transferred Assets, free and clear of all Liens other than Permitted Liens. The Asset Seller has full right, power and authority to transfer and deliver to Purchaser good and valid title to the Transferred Assets, free and clear of all Liens other than Permitted Liens. Immediately following the Closing, Purchaser or its designee, as applicable, will be the record and beneficial owner of the Transferred Assets, and have good and valid title to the Transferred Assets, free and clear of all Liens other than Permitted Liens, except as are imposed by Purchaser or its Affiliates at or following the Closing.

Section 3.5            Litigation. (a) There is no Action pending or, to the Knowledge of the Sellers, threatened, against any Seller, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (b) no Seller is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.6            No Additional Representation or Warranties. Except as provided in this Article III and Article IV, no Seller nor any other member of the Parent Group is making, and none of their respective directors, officers, managers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Purchaser or its Affiliates regarding the Sellers and, no such party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates. None of the foregoing shall not limit claims based on Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE TARGET ENTITIES

Except as disclosed in the Seller Disclosure Schedule, it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, each Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing, as follows:

Section 4.1            Organization of the Transferred Entities. Each Transferred Entity is a legal entity (a) duly organized and validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing has not been, and would not reasonably be expected to be, material to the Business.

Section 4.2            Due Authorization. Each Transferred Entity has all necessary corporate, limited liability or similar power and authority to execute, deliver and perform each Ancillary Agreement to which it is a party in accordance with the terms thereof. At the Closing, each Ancillary Agreement executed and delivered by the Transferred Entity party thereto will be duly and validly executed and delivered by such Transferred Entity, and, assuming the due authorization, execution and delivery of each Ancillary Agreement by Purchaser or its applicable Subsidiaries, will constitute, a valid, legal and binding agreement of the applicable Transferred Entity, enforceable against them in accordance with the terms thereof, subject to the Enforceability Exceptions.

Section 4.3             No Conflict. Except for applicable Competition Laws, the FDA Letters and as set forth on Section 4.3 of the Seller Disclosure Schedule, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.4 below, the execution and delivery of this Agreement by each Seller and the consummation by each Seller of the transactions contemplated hereby or thereby do not and will not (a) violate any provision of, or result in the breach of, any applicable Law to which any Transferred Interest is subject or by which any property or asset of any Target Entity is bound, (b) conflict with the Organizational Documents of any of the Target Entities, (c) violate any provision of or result in a breach of, or require a consent under, any Business Material Contract, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Business Material Contract or upon any of the properties or assets of the Target Entities, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Entity, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c), or (d) would not be material to the Transferred Entities, the Transferred Assets, the Assumed Liabilities and the Business, taken as a whole.

Section 4.4            Governmental Consents. Assuming the accuracy and completeness of the representations and warranties of Purchaser contained in this Agreement, and except as may result from any facts or circumstances relating solely to Purchaser and its Affiliates, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of any Transferred Entity with respect to the Target Entities’ execution or delivery of this Agreement or the consummation by the Target Entities of the transactions contemplated hereby, except for (a) applicable requirements of any Competition Laws, (b) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to the Transferred Entities, the Transferred Assets, the Assumed Liabilities and the Business, taken as a whole, (c) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, (d) the FDA Letters, or (e) as otherwise disclosed on Section 4.4 of the Seller Disclosure Schedule.

Section 4.5            Capitalization of the Transferred Entities. The Transferred Equity Interests are duly authorized and validly issued and, immediately prior to the Closing, owned by the Equity Sellers, as applicable, and upon the consummation of the Closing, free and clear of all Liens attributable to the applicable Equity Sellers or the Transferred Entities other than Permitted Liens. Section 4.5 of the Seller Disclosure Schedule contains a true and correct list, as of the date hereof, of each of the Transferred Entities, the jurisdiction of its incorporation or organization and the direct owner(s) of the outstanding Equity Interests of such Transferred Entity. Except for the Transferred Equity Interests and as set forth in Section 4.5 of the Seller Disclosure Schedule, (i) there are no Equity Interests of any Transferred Entity issued or outstanding, and (ii) there are no preemptive, right of first refusal or first offer or other outstanding rights, voting trusts or agreements, proxies, equity holder agreements, subscriptions, options, warrants, stock appreciation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other ownership interest in any Transferred Entity or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Transferred Entity, and no securities evidencing such rights are issued or outstanding. Except for ownership of another Transferred Entity as set forth in Section 4.5 of the Seller Disclosure Schedule, no Transferred Entity (x) owns, directly or indirectly, any Equity Interest in any Person or (y) is a party to any joint venture, partnership or similar relationship, or buy-sell agreement, stockholders’ agreement or similar Contract.

Section 4.6            Financial Statements. Section 4.6 of the Seller Disclosure Schedule sets forth the unaudited combined balance sheet of the Business as of March 31, 2021, and the related unaudited combined statement of operations of the Business for the three (3)-month period then ended (the “Business Financial Statements”). The Business Financial Statements (i) have been prepared on a carve-out accounting basis in accordance with GAAP (as modified by the Accounting Principles) and (ii) present fairly, in all material respects, the combined financial position and the combined results of operations of the Business, as of the date thereof or the period then ended, in each case except as may be noted therein (subject to the absence of footnotes); provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (A) the Business has not operated on a separate stand-alone basis and has historically been reported within Parent’s consolidated financial statements and (B) the Business Financial Statements are not indicative of what the results of operations, financial position and cash flows of the Business or the Target Entities will be in the future. Each Transferred Entity is operated by the relevant member of the Parent Group pursuant to a system of internal accounting controls of such member sufficient in all material respects to provide reasonable assurances that: (w) transactions are executed in accordance with management’s general or specific authorization; (x) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (y) access to assets is permitted only in accordance with management’s general or specific authorization; and (z) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.7            Undisclosed Liabilities. Except as set forth in Section 4.7 of the Seller Disclosure Schedule, there is no material Liability, debt or other obligation of the Target Entities of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP (as modified by the Accounting Principles), except for Liabilities and obligations (a) reflected or reserved for on the Business Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Business Financial Statements in the Ordinary Course of Business, (c) incurred in connection with the transactions contemplated by this Agreement, or (d) arising under the terms of any Contract to which a Target Entity is a party. No Target Entity is party to any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.8             Litigation and Proceedings. Except (a) as set forth on Section 4.8 of the Seller Disclosure Schedule and (b) Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.19), as of the date of this Agreement, there are no pending or, to the Knowledge of the Sellers, threatened, Actions at law or in equity or, to the Knowledge of the Sellers, investigations before or by any Governmental Entity against any Transferred Entity, the Business or any director, officer, executive of any Target Entity (in their capacities as such). Except as set forth on Section 4.8 of the Seller Disclosure Schedule, no Transferred Entity is subject to or bound by any outstanding Orders.

Section 4.9             Legal Compliance.

(a)            Except as set forth in Section 4.9 of the Seller Disclosure Schedule, (i) none of the Transferred Entities is, or since the Reference Date has been, in material violation of any Laws or Order issued by a Governmental Entity, and (ii) neither any Seller nor any of their respective controlled Affiliates has, since the Reference Date, received any written notice alleging any such material violation with respect to any Transferred Entity or the Business.

(b)            None of the Transferred Entities, nor, to the Knowledge of the Sellers, any director (or equivalent) or officer of the Transferred Entities, is a Sanctioned Person or has engaged in, or is now engaged in, any dealings or transactions with any Sanctioned Person, or has otherwise violated Sanctions.

(c)            With respect to the Transferred Assets, the Assumed Liabilities and the Business, since the Reference Date, (i) no Transferred Entity has materially violated any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”) or Ex-Im Law, (ii) to the Knowledge of the Sellers, no director, member, manager, officer, agent, employee, representative, consultant or other Person acting for or on behalf of any Transferred Entity has, with respect to the Business, materially violated any Anticorruption Law or Ex-Im Law, and (iii) no Seller has received any written notice alleging any such material violation of any Anticorruption Law or Ex-Im Law.

Section 4.10           Contracts; No Defaults.

(a)            Section 4.10(a) of the Seller Disclosure Schedule contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, any of the Transferred Entities is a party (other than purchase orders and invoices, Seller Benefit Plans, Transferred Entity Benefit Plans, Contracts relating to insurance policies set forth on Section 4.15 of the Seller Disclosure Schedule and any Contracts that are not primarily related to the Business) (each such Contract, a “Business Material Contract”):

(i)            each Contract (other than (x) purchase orders with suppliers or customers entered into in the Ordinary Course of Business and (y) Contracts of the types (without giving effect to dollar thresholds) described in the other clauses of this Section 4.10(a)) that the Sellers reasonably anticipate will involve annual payments or consideration furnished by or to a Transferred Entity of more than $[REDACTED] that are not cancelable (without penalty, cost or other Liability) within ninety (90) days;

(ii)           each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Transferred Entities (other than intercompany indebtedness owing by one Transferred Entity to another Transferred Entity), in each case, having an outstanding principal amount in excess of $[REDACTED];

(iii)          each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of the Transferred Entities (other than in the Ordinary Course of Business), in each case, involving payments in excess of $[REDACTED], other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing, including indemnity obligations;

(iv)          each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, (x) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property and (y) involves annual payments in excess of $[REDACTED];

(v)           each joint venture Contract, partnership agreement or limited liability company agreement with a third party;

(vi)          each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $[REDACTED];

(vii)         each Contract containing covenants expressly limiting in any material respect the freedom of the Transferred Entities to compete with any Person in a product line or line of business or to operate in any geographic area;

(viii)        each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which the Business has a material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(ix)           each Contract pursuant to which a Transferred Entity licenses material Intellectual Property (A) from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $[REDACTED] per year (such Contracts described in this subclause (A), the “Business IP Licenses”) or (B) to a third party on an exclusive basis;

(x)            each Contract relating to financial or commodities hedging, swaps or similar arrangements, in each case, having an outstanding principal or notional amount in excess of $[REDACTED];

(xi)           each Contract with “take or pay” provisions, or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person involving annual payments or consideration in excess of $[REDACTED];

(xii)          each Contract pursuant to which Transferred Entity has granted or has been granted an option, right of first refusal or other right to purchase, lease, license, manufacture, develop, distribute, promote, market, sell or offer for sale the Transferred Products, in each case, other than non-exclusive licenses entered into in the Ordinary Course of Business;

(xiii)         any settlement agreement involving Actions by or against any Transferred Entity under which such Transferred Entity has outstanding obligations;

(xiv)        each Contract between any of the current officers or directors, of any Transferred Entity and any Transferred Entity not otherwise listed in the Seller Disclosure Schedule that contains non-competition or material severance obligation; and

(xv)	each Shared Contract.

(b)            Except as set forth on Section 4.10 of the Seller Disclosure Schedule, as of the date of this Agreement, all of the Contracts listed on Section 4.10 of the Seller Disclosure Schedule are (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid, binding and enforceable obligations of the Target Entity party thereto and, to the Knowledge of the Sellers, represent the valid and binding obligations of the other parties thereto. Except as set forth on Section 4.10 of the Seller Disclosure Schedule, and except, in each case, where the occurrence of such breach or default is not, and would not reasonably be expected to be, material to the Business, (x) neither the Target Entities nor, to the Knowledge of the Sellers, any other party thereto is in breach of or default under any such Contract, (y) no Seller nor any controlled Affiliate of any Seller has received any written claim or written notice of material breach of or material default under any such Contract, and (z) to the Knowledge of the Sellers, no event has occurred that individually or together with other events would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

Section 4.11           Transferred Entity Benefit Plans.

(a)            Section 4.11 of the Seller Disclosure Schedule sets forth a complete list of each Transferred Entity Benefit Plan, and with respect to each such Transferred Entity Benefit Plan, Parent has delivered or made available to Purchaser copies (if applicable) of: (i) the most recent plan document, plan amendments and any related trust agreement, (ii) the most recent summary plan description and each subsequent summary of material modifications, (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Transferred Entity Benefit Plan and (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any such Transferred Entity Benefit Plan. There is no Seller Benefit Plan for which any of the Transferred Entities has, or would reasonably be expected to have, any material Liability following the Closing.

(b)            With respect to each Transferred Entity Benefit Plan: (i) each such Transferred Entity Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code; and (ii) all contributions required to be made with respect to any such Transferred Entity Benefit Plan on or before the date hereof have been made. Each Transferred Entity Benefit Plan that is intended to be qualified under Section 401(a) of the Code (if any) and the Osmotica Pharmaceutical 401(k) Retirement Plan (the “Seller 401(k) Plan”) (i) (A) are covered by a favorable determination or opinion letter from the IRS as to its qualification; or (ii) have time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period and (ii) nothing has occurred since the date of the most recent determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any such Transferred Entity Benefit Plan or the Seller 401(k) Plan. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Transferred Entity Benefit Plan or the Seller 401(k) Plan.

(c)            Except as set forth on Section 4.11 of the Seller Disclosure Schedule, (i) no Transferred Entity Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA; (ii) none of the Transferred Entities have sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time since the Reference Date and (iii) none of the Transferred Entities has, or would reasonably be expected to have, any withdrawal Liability within the meaning of Section 4201 of ERISA.

(d)            With respect to the Transferred Entity Benefit Plans (i) as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of the Sellers, threatened, and (ii) to the Knowledge of the Sellers, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)            Except as set forth on Section 4.11 of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to (i) materially increase any benefits under any Transferred Entity Benefit Plan, (ii) result in the acceleration of the time of payment or vesting, or a material increase in the amount, of any compensation or benefits due to any Transferred Employee, or (iii) result in the payment of any amount that would reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) being made to any Transferred Employee who is a “disqualified individual” within the meaning of Section 280G of the Code. Each Transferred Entity Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in all material respects in accordance with such requirements. No Transferred Entity Benefit Plan provides for the payment of any Tax gross-up payment to any individual in connection with any penalties or Taxes imposed under Code Section 409A or Code Section 280G.

(f)            No condition exists that would reasonably be expected to cause any of the Transferred Entities to have any material Liability for any assessable payment under Section 4980H of the Code. No event has occurred, or condition exists, that would reasonably be expected to subject any Transferred Entity to any material Liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code.

Section 4.12           Employees; Labor Matters.

(a)            Parent has made available to Purchaser in the Data Room each Transferred Employee’s (i) name (or employee identification number), (ii) job title, (iii) hire date and work location, (iv) annual salary or hourly rate (as applicable), (v) commission and bonus entitlement, (vi) if applicable, exempt or non-exempt status under the Fair Labor Standards Act, and (vii) accrued vacation or PTO days.

(b)            No Transferred Entity is party to a collective bargaining agreement as of the date of this Agreement. Except as set forth on Section 4.12(b) of the Seller Disclosure Schedule or as would not be material to the Transferred Entities, the Transferred Assets, the Assumed Liabilities and the Business, taken as a whole, since the Reference Date, there has not been any proceeding against the Transferred Entities relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor, OSHA, or any comparable government authority.

(c)            Except as set forth on Section 4.12(c) of the Seller Disclosure Schedule, since the Reference Date, no material strikes or stoppages have occurred or, to the Knowledge of the Sellers, have been threatened with respect to any Transferred Employees. Except as set forth on Section 4.12(c) of the Seller Disclosure Schedule, to the Knowledge of the Sellers, since the Reference Date there has not been any organizational activity, or any application for certification of a collective bargaining agreement.

(d)            Except as would not be material to the Transferred Entities, the Transferred Assets, the Assumed Liabilities and the Business, taken as a whole, the Transferred Entities are, and since the Reference Date have been, in compliance with all applicable Laws relating to employment, worker classification, employment practices, equal employment opportunity, nondiscrimination, wages, hours, collective bargaining, occupational safety and health, and plant closing with respect to the Transferred Employees.

(e)            To the Knowledge of the Sellers, there are no currently pending and, since the Reference Date there have not been, any allegations in writing of discrimination or harassment including but not limited to sexual harassment or other sexual misconduct made to the Transferred Entities against any of their directors, officers, or executives.

Section 4.13           Tax Matters. Except as set forth on Schedule 4.13 of the Seller Disclosure Schedule:

(a)            Each of the Transferred Entities has timely filed (or has had timely filed) all material Tax Returns that it filed or was required to file (or to have filed), taking into account any valid, applicable extensions of time to file, and the Asset Seller has timely filed all material Tax Returns related to the Transferred Assets required to be filed. All such Tax Returns filed during the last [REDACTED] years are true, correct, and complete in all material respects and were prepared in compliance with applicable Law in all material respects. Since the Reference Date, all material Taxes of (i) each of the Transferred Entities and (ii) the Asset Seller with respect to the Transferred Assets, which were or are due and owing (whether or not shown on any Tax Returns) have been timely and fully paid.

(b)           None of the Transferred Entities are the subject of any Tax Proceeding, no such Tax Proceeding is pending, and, to the Knowledge of the Sellers, no such Tax Proceeding has been threatened in writing by any Governmental Entity or Taxing Authority. No material deficiencies for any Taxes have been proposed, asserted, or assessed against any of the Transferred Entities or with respect to any of the Transferred Assets that are still pending. There are no requests for rulings or determinations in respect of any Tax pending between any of the Transferred Entities, on the one hand, and any Governmental Entity or Taxing Authority, on the other hand, or between either Asset Seller and any Governmental Entity with respect to any of the Transferred Assets.

(c)            There are no Liens for Taxes (other than Permitted Liens) upon the assets of any of the Transferred Entities or upon any of the Transferred Assets.

(d)            During the last [REDACTED] years, none of the Transferred Entities have waived or agreed to extend any statute of limitations with respect to any material Taxes (or any Tax assessment or deficiency) or agreed to, requested, or been granted any extension of time for the filing of any Tax Return that has not been filed.

(e)            Except as set forth in Section 4.13(e) of the Seller Disclosure Schedule, none of the Transferred Entities (i) has ever been a member of an Affiliated Group filing a combined, consolidated, unitary or other similar Tax Return or (ii) has any material Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise.

(f)            None of the Transferred Entities have been a party to a “listed transaction,” as such term is defined in Code Section 6707A(c)(2) and Treasury Regulations Section 1.6011-4(b).

(g)            During the last [REDACTED] years, each of the Transferred Entities has withheld and timely paid (or had withheld and paid) all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 (and corresponding state, local or foreign forms) required with respect thereto have been properly completed in all material respects and timely filed.

(h)            No claim has been made within the last [REDACTED] years by any Taxing Authority in a jurisdiction where any of the Transferred Entities has not filed a Tax Return that such Transferred Entity is or may be subject to Tax by such jurisdiction.

(i)             None of the Transferred Entities have distributed stock of another Person, or have had their stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(j)             None of the Transferred Entities is or has ever have been a United States real property holding corporation (as defined in Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(2).

(k)            None of the Transferred Entities is subject to Tax in any jurisdiction other than the country in which they were incorporated or formed by virtue of: (i) having a permanent establishment or other place of business in such jurisdiction; or (ii) having a source of income in such jurisdiction.

(l)             None of the Transferred Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Code Section 7121 (or any similar provision of Law), (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any similar provision of Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(m)           During the last [REDACTED] years, each of the Transferred Entities has properly (i) collected and remitted material sales, use, valued added and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added and similar Taxes and that were made without charging or remitting sales, use, valued added or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.

(n)            Each of the Transferred Entities uses the accrual method of accounting for income Tax purposes and there has been no change in such accounting method since December 31, 2016.

Section 4.14           Sufficiency of Assets. At the Closing, taking into account and giving effect to the Ancillary Agreements (including the rights, benefits and services made available in the Transition Services Agreement) and assuming all consents, authorizations, assignments, amendments and Permits necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Target Entities will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the material assets (including the Business Intellectual Property), properties and rights (excluding Cash) necessary to conduct the Business in all material respects in substantially the same manner as conducted as of immediately prior to the Closing; provided that nothing in this Section 4.14 will be interpreted as a guarantee of freedom to operate with respect to Intellectual Property. Except as would not be material to the Business, all tangible Transferred Assets are in good operating and working condition, and are adequate for the uses to which they are currently being put (subject to (x) normal wear and tear and routine maintenance, repair and replacement, (y) sales of inventory and (z) dispositions of obsolete assets, in each case in the Ordinary Course of Business).

Section 4.15           Insurance. Section 4.15 of the Seller Disclosure Schedule contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Transferred Entities as of the date of this Agreement, but exclusive of those addressed in Section 4.11. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, as of the date of this Agreement: (a) none of the Sellers or any of the Transferred Entities is in material default under, or, since the Reference Date, has received written notice of any default or event that, with notice or lapse of time, or both, would constitute a default under, any of such insurance policies, (b) none of the Sellers or any of the Transferred Entities has, since the Reference Date, received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder, (c) to the Knowledge of Sellers, all of such insurance policies are in full force and effect, and (d) since the Reference Date all premiums due and payable thereon have been paid in full in accordance with their terms.

Section 4.16           Licenses, Permits and Authorizations. Except as set forth on Section 4.16 of the Seller Disclosure Schedule, the Transferred Entities have obtained, and are in compliance with, all of the Permits necessary under applicable Laws to permit the Transferred Entities to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted, and to develop, manufacture, test, distribute, promote and market the Transferred Products, in each case, except where the absence of, or the failure to be in compliance with, any such license, approval, consent, registration or permit would not be material to the Business. As of the date hereof, there are no Actions or, to the Knowledge of the Sellers, investigations by or before any Governmental Entity pending or, to the Knowledge of the Sellers, threatened that would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or permit.

Section 4.17           Real Property.

(a)            Section 4.17(a) of the Seller Disclosure Schedule lists, as of the date of this Agreement, all real property owned as of the date of this Agreement by any Transferred Entity (the “Business Owned Real Property”). The applicable Transferred Entities have good and valid fee simple title to all Business Owned Real Property owned by such Persons, free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected to have a Business Material Adverse Effect, (i) no Seller or any Transferred Entity has received written notice of any, and there is no, default by any of the applicable Transferred Entities under any restrictive covenants affecting the Business Owned Real Property or, to the Knowledge of the Sellers, by any other Person, and (ii) to the Knowledge of the Sellers, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default by any of the applicable Transferred Entities under any such restrictive covenants.

(b)            Section 4.17(b) of the Seller Disclosure Schedule lists, as of the date of this Agreement, all real property leased, licensed or otherwise occupied by any Transferred Entity, in each case, as the lessee, licensee or occupant (the “Business Leased Real Property”). The applicable Transferred Entities have a valid and enforceable leasehold (or equivalent) estate in, and except as would not be material to the Transferred Entities, the Transferred Assets, the Assumed Liabilities and the Business, taken as a whole, enjoy peaceful and undisturbed possession of, the Business Leased Real Property leased by such Target Entities, subject to the Enforceability Exceptions and any Permitted Liens. Except as set forth on Section 4.17(b) of the Seller Disclosure Schedule or except as would not reasonably be expected to have a Business Material Adverse Effect, since the Reference Date neither any Seller nor any Transferred Entity has received any written notice from any lessor (or equivalent) of such Business Leased Real Property of any, and there is no default by any of the applicable Transferred Entities under any Real Property Lease (as defined below) or, to the Knowledge of the Sellers, by any other Person, nor to the Knowledge of the Sellers does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee (or equivalent) or lessor (or equivalent) of such Business Leased Real Property.

(c)            Except as set forth on Section 4.17(a) and Section 4.17(b) of the Seller Disclosure Schedule, no Person other than a Target Entity subleases, licenses or otherwise has the right to use or occupy the Business Owned Real Property or any portion thereof. Each material written lease, sublease, license or other occupancy agreement pursuant to which any Transferred Entity leases from or to any Person any Real Property is listed on Section 4.17(c) of the Seller Disclosure Schedule (collectively, the “Real Property Leases”).

(d)            With respect to the Business Owned Real Property, except as set forth on Section 4.17(d) of the Seller Disclosure Schedule:

(i)            there are no encroachments on the Business Owned Real Property, and the improvements are situated entirely within the boundaries of the Business Owned Real Property and within applicable building and set-back lines; and

(ii)           each Business Owned Real Property constitutes either a previously subdivided lot in compliance in all material respects with applicable subdivision regulations and similar governmental requirements or was created in a manner not subject thereto.

(e)            With respect to the Business Leased Real Property, except as set forth on Section 4.17(e) of the Seller Disclosure Schedule:

(i)            since the Reference Date, no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach by a Transferred Entity of or default under such Real Property Lease that has not been redeposited in full; and

(ii)           no Transferred Entity owes, or currently anticipates owing in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease based on any valid and enforceable Contract or other arrangement.

(f)            With respect to the Real Property, except as set forth on Section 4.17(f) of the Seller Disclosure Schedule or as would not be material to the Transferred Entities, the Transferred Assets, the Assumed Liabilities and the Business, taken as a whole:

(i)            since the Reference Date, neither any Seller nor any Transferred Entity has received any written notice of any increase in the assessed valuation of the Real Property and, to the Knowledge of Sellers, there is no threatened special assessment pertaining to any of the Real Property;

(ii)           the Real Property is not and has not been subject to any exemption from ad valorem Taxes that will result in imposition or increase of any Tax or penalty at Closing or upon any change in ownership or use of the Real Property;

(iii)          no portion of the Real Property is subject to any pending condemnation or eminent domain Action or other Action by any Governmental Entity and, to the Knowledge of the Sellers, there is no threatened condemnation or eminent domain Action or other similar Action with respect thereto;

(iv)          since the Reference Date, no repairs, replacements or regularly scheduled maintenance relating to any of the Real Property has been deferred outside of the Ordinary Course of Business;

(v)          all water, storm and sanitary sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or necessary for the current use and operation of the Real Property, are installed to the property lines of the Real Property, are connected pursuant to valid Permits, if necessary, to municipal or public utility services or proper drainage facilities, are operable and are reasonably adequate to service the Real Property as currently used;

(vi)          the classification of each parcel of Real Property under applicable zoning Laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Transferred Entities’ businesses as currently conducted thereon. The Transferred Entities’ use or occupancy of the Real Property or any portion thereof for the operation of the Transferred Entities’ business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Entity; and

(vii)         the current use and occupancy of the Real Property and the operation of the Transferred Entities’ business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property, and no Seller has received any written notice since the Reference Date of violation of the foregoing.

Section 4.18           Intellectual Property.

(a)            The Business Intellectual Property together with the Business IP Licenses constitutes all of the material Intellectual Property necessary for the conduct of the Business as currently conducted; provided, that the foregoing will not be interpreted as a freedom to operate with respect to Intellectual Property. All domain names that are Business Intellectual Property are owned by Transferred Entity or included as part of the Transferred Assets.

(b)            Section 4.18(b) of the Seller Disclosure Schedule sets forth a list as of the date hereof of each material item of registered Business Intellectual Property and all rights of the Transferred Entities to any corporate name used by them in the operation of the Business, in each case that has not expired, been cancelled or abandoned.

(c)            As of the date hereof, the Business Intellectual Property is exclusively owned by the Target Entities, free and clear of any Liens (other than Permitted Liens). After Closing, each item of Business Intellectual Property will be owned and available for use by the Transferred Entities and Purchaser in all material respects on the same terms as such items were owned, and available for use, by the Target Entities immediately prior to Closing. Except as would not be material to the Business, neither the execution, delivery and performance by the Sellers of this Agreement, nor the consummation of any transactions contemplated hereby, shall result in the loss or impairment of any rights of the Transferred Entities in any Business Intellectual Property.

(d)            Since the Reference Date, the Target Entities have taken commercially reasonable steps necessary to maintain and protect the Business Intellectual Property, including but not limited to, taking commercially reasonable measures to protect material confidential information of the Business and Trade Secrets of the Business. Since the Reference Date, all officers, directors, managers, employees, agents, consultants and contractors of the Target Entities who have contributed to or participated in the conception or development, or both, of the Business Intellectual Property have either (i) conceived or developed the Intellectual Property within the scope of their employment or been a party to “work-made-for-hire” arrangements or agreements with a Target Entity complying with applicable Law that has accorded such Target Entity full, effective, exclusive and original ownership of all intellectual property thereby arising, or (ii) executed appropriate assignments in favor of a Target Entity that have conveyed to such Target Entity full, effective and exclusive ownership of all intellectual property arising thereby.

(e)            To the Knowledge of Sellers, the Target Entities have the right to use the Business Intellectual Property in connection with the Business without any conflict with the rights of others.

(f)            None of the Business Intellectual Property is subject to any Order adversely affecting the use thereof or rights thereto by or of the Target Entities. To the Knowledge of Sellers, there is no infringement, misappropriation, dilution, or other violation, or any written document produced since the Reference Date alleging the same, of any Business Intellectual Property by a third party. None of the Sellers or any of the Transferred Entities has received any written notice since the Reference Date alleging that any of the Business operations infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person. To the Knowledge of Sellers, none of the Business operations infringe, misappropriate, violate or otherwise conflict with the Intellectual Property of any other Person.

(g)            The Target Entities are current in the payment of all registration, maintenance and renewal fees with respect to the Business Intellectual Property, except in each case as any Seller or Transferred Entity has elected in its reasonable business judgment to abandon or permit to lapse a registration or application prior to the Reference Date.

(h)            Immediately following the Closing, the Transferred Entities and/or Purchaser, as applicable, will have substantially the same right to sue for past, present, and future infringement of the Business Intellectual Property as the Target Entities, as applicable, had as of immediately prior to the Closing.

(i)             Since the Reference Date, Sellers have complied in all material respects with all Internet domain name registration and other requirements of Internet domain administration authorities concerning all domain names that are Business Intellectual Property, and operated all websites associated with such domain names in accordance with all applicable Laws in all material respects. Except as would not be material to the Business, Sellers or the applicable Transferred Entity are the owners of, or have sufficient rights to display or make available, all content, data, and other information displayed or made available, as applicable, on all websites associated with any domain name included in the Business Intellectual Property.

Section 4.19           Environmental Matters.

(a)            Except as set forth on Section 4.19 of the Seller Disclosure Schedule or as would not be material to the Transferred Entities, the Transferred Assets, the Assumed Liabilities and the Business, taken as a whole, as of the date of this Agreement:

(i)            the Transferred Entities are, and since the Reference Date have been, in substantial compliance with all applicable Environmental Laws;

(ii)           the Transferred Entities hold, and are, and since the Reference Date have been, in compliance with, all of the Permits required under applicable Environmental Laws to permit the Transferred Entities to operate their assets in a manner in which they are now operated and maintained and to conduct the Business as currently conducted, including the manufacturing process of Products;

(iii)          to the Knowledge of the Sellers, no Hazardous Materials have been Released or have otherwise come to be located at or under the Real Property while in the possession and control of Sellers, in a quantity or manner that has resulted in contamination of the soil, groundwater, surface water or structures that requires investigation, removal, remediation or other response action under applicable Environmental Laws or would reasonably be expected to result in the assertion of Liability under Environmental Laws against the Transferred Entities, nor, except as disclosed on Section 4.19 of the Seller Disclosure Schedule, are any Hazardous Materials known to have been Released at or under the Real Property prior to Seller’s ownership or control;

(iv)          since the Reference Date, the Transferred Entities have not generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Material at, to or from any location except in compliance with Environmental Laws and as would not reasonably be expected to result in the assertion of Liability under Environmental Laws against the Transferred Entities; and

(v)           to the Knowledge of the Sellers, there are no written claims or notices of violation pending or, threatened against the Transferred Entities alleging violations of or Liability under any Environmental Law.

(b)            Parent has previously provided or otherwise made available to Purchaser all material and non-privileged environmental audits, reports and assessments concerning the Real Property made since the Reference Date that are in its possession, custody or control as of the date hereof.

Section 4.20          Absence of Changes. Since the date of the Business Financial Statements:

(a)	there has not been any Business Material Adverse Effect.

(b)            Except as set forth on Section 4.20 of the Seller Disclosure Schedules or otherwise contemplated by this Agreement (including the Pre-Closing Restructuring), except for the Sale Activities, the Business has been operated in the Ordinary Course of Business in all material respects.

(c)            Except as set forth on Section 4.20 of the Seller Disclosure Schedule, there has not been any action taken by any Seller or any Transferred Entity that, if taken during the period from the date of this Agreement through the Closing Date without Purchaser’s consent would constitute a material breach of Section 6.4(a)(D)(3), Section 6.4(a)(F), Section 6.4(a)(H), Section 6.4(a)(J) or Section 6.4(a)(K).

Section 4.21           Affiliate Matters. Except (a) as set forth on Section 4.21 of the Seller Disclosure Schedule, (b) the Transferred Entity Benefit Plans, (c) Contracts between or among the Transferred Entities, (d) intercompany Liabilities to be eliminated pursuant to Section 6.7 or Section 6.8 and (e) Contracts to be terminated pursuant to Section 6.8, none of the Target Entities is party to any material Contract with any (i) present or former officer, manager, partner or director of any member of the Parent Group (other than employment arrangements in the Ordinary Course of Business), (ii) any Equity Seller or (iii) any Seller or Affiliate of any Seller.

Section 4.22           Regulatory and FDA Matters. Except as set forth on Section 4.22 of the Seller Disclosure Schedule:

(a)            (x) one or more of the Target Entities has Approvals for all Transferred Approved Products, and all such Approvals are in full force and effect and (y) where applicable, one or more of the Target Entities has INDs for all Transferred R&D Products, and such INDs are in full force and effect;

(b)            (x) there is no adverse proceeding by the FDA, DEA, FTC or any other Governmental Entities concluded on or following the Reference Date, pending or, to the Knowledge of the Sellers, threatened against any Target Entity relating to the Transferred Products and (y) Parent has made available to Purchaser true and complete copies of the following: (i) the Transferred Product Regulatory Files, (ii) the R&D Files, and (iii) any other material documents or material correspondence received by any Seller from the FDA, DEA or any other Governmental Entities relating to the Real Property that assert or allege lack of material compliance with any applicable Law or regulatory requirement of the jurisdiction in which the Real Property is located (including those of the FDA, DEA or any other Governmental Entities) since the Reference Date;

(c)            the applicable Target Entities operate the Real Property in material compliance with applicable Laws and current good manufacturing practices, including, but not limited to, 21 C.F.R. Parts 111, 210, 211 and 820;

(d)            no Target Entity has been suspended, debarred, or excluded, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335(a), (ii) exclusion under 42 U.S.C. § 1320a-7, or (iii) assessment of penalties under any Health Care Law;

(e)            (x) all Transferred Products that are currently being developed, studied, assembled, manufactured, packaged, labeled and tested by a Target Entity and are subject to the jurisdiction of the FDA are being developed, studied, commercialized, manufactured, packaged, stored, labeled and tested in material compliance with all applicable Laws, including Health Care Laws and (y) to the Knowledge of the Sellers, all Transferred Products that are currently being distributed, sold and marketed by any Target Entity and are subject to the jurisdiction of the FDA are being distributed, sold and marketed in material compliance with Laws, including Health Care Laws;

(f)            since the Reference Date, neither any Target Entity nor any of their Affiliates has received any notice, warning or untitled letter, FDA Form 483 or other communication from the FDA, DEA, FTC or any other Governmental Entities with respect to the Transferred Product or the Business; and

(g)            in conducting the Business, each Target Entity is in compliance in all material respects with federal or state criminal or civil Laws relating to healthcare and government contracting and price reporting (including the federal Anti-Kickback Statute (42 U.S.C. Section 1320a−7b(b)), False Claims Act (31 U.S.C. Section 3729 et seq.), Civil Monetary Penalties Law (42 U.S.C. Sections 1320a-7a and 1320a-7b), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104−191), as amended by the Health Information Technology for Economic and Clinical Health Act, the Medicaid rebate law (42 U.S.C. Section 1396r-8), the Veterans Health Care Act of 1992, the Trade Agreements Act of 1979 (19 U.S.C. Section 2501 et seq.), the U.S. Physician Payment Sunshine Act (42 U.S.C. Section 1128G) and any comparable state Laws), or the regulations promulgated pursuant to such Laws.

Section 4.23           Significant Customers and Suppliers. Section 4.23 of the Seller Disclosure Schedule lists: (a) the ten (10) largest customers of the Transferred Entities (measured by aggregate billings) during the fiscal year ended December 31, 2020 and including through March 31, 2021 (the “Material Customers”) and (b) the ten (10) largest suppliers of materials, products or services to the Transferred Entities (measured by aggregate dollars spent) during the fiscal year ended December 31, 2020 and including through March 31, 2021 (the “Material Suppliers”). Except as disclosed in Section 4.23 of the Seller Disclosure Schedule, as of the date of this Agreement, no Material Customer or Material Supplier has cancelled, terminated or materially adversely changed the pricing or other terms of its business relationship with the applicable Transferred Entities within the last twelve (12)-months, or notified the Sellers or the Transferred Entities in writing during such twelve (12)-month period of any intent to do so.

Section 4.24           Bank Accounts. Section 4.24 of the Seller Disclosure Schedule lists the names and locations of all banks and other financial institutions with which each Transferred Entity maintains an account (each, a “Bank Account”), in each case listing the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by such Transferred Entity.

Section 4.25           Privacy and Security.

(a)            Except as set forth in Section 4.25 of the Seller Disclosure Schedule, since the Reference Date:

(i)             each Transferred Entity’s past and present collection, use, retention, and dissemination of Personal Information complies with, in all material respects, and has not in any material respect violated (i) any Contract to which such Transferred Entity is a party, (ii) any applicable Laws, including Privacy and Security Laws, or (iii) any Transferred Entity’s privacy policy; and

(ii)            no Transferred Entity has received any written notice from any Governmental Entity that it is under investigation by any Governmental Entity for a violation of any Privacy and Security Law, which matter remains unresolved.

(b)            To the Knowledge of Sellers, since the Reference Date, there have been no material data security breach of any computer systems or networks, or unauthorized use or disclosure of any Personal Information, owned, used, stored, received, or controlled by or on behalf of any Transferred Entity, including any unauthorized use or disclosure of Personal Information that would constitute a material breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Laws.

Section 4.26          Accounts Receivable. The accounts receivable reflected on the Business Financial Statements and the accounts receivable arising since the date thereof through the date of this Agreement: (a) have arisen from bona fide transactions entered into by the relevant Transferred Entity involving the sale of goods or the rendering of services in the Ordinary Course of Business; and (b) constitute only valid, undisputed claims of such Transferred Entity not subject to claims of set-off or other defenses or counterclaims other than normal discounts, adjustments and chargebacks occurring in the Ordinary Course of Business.

Section 4.27           Transferred Inventory. The Transferred Inventory does not consist of any items held on consignment. The Company is not under any material obligation or material Liability with respect to accepting returns of any Transferred Inventory in the possession of its customers other than in the Ordinary Course of Business.

Section 4.28          Product and Service Warranties. Except as would not be material to the Transferred Entities, the Transferred Assets, the Assumed Liabilities and the Business, taken as a whole, each Transferred Product manufactured, sold, leased or delivered since the Reference Date and each service provided by the Target Entities since the Reference Date has been in conformity with all applicable and express contractual commitments of the relevant Transferred Entity with respect to such Transferred Product and all express and implied warranties of such Transferred Entity with respect to such Transferred Product.

Section 4.29           Brokers’ Fees. Except as set forth on Section 4.29 of the Seller Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any Target Entity would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by any member of the Parent Group.

Section 4.30          No Additional Representation or Warranties. Except as provided in Article III or this Article IV, no Seller nor any other member of the Parent Group, nor any of their respective directors, officers, managers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Purchaser or its Affiliates regarding the Target Entities and no such party shall be liable in respect of the accuracy or completeness of any information provided to Purchaser or its Affiliates. None of the foregoing shall not limit claims based on Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

REGARDING PURCHASER

Purchaser hereby represents and warrants to each Seller, as of the date hereof and as of the Closing, as follows:

Section 5.1             Organization and Qualification. Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.2             Authority Relative to this Agreement. Purchaser and each Affiliate of Purchaser that is a party to any Ancillary Agreement has all necessary corporate, limited liability or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof. No vote or other approval of the stockholders of Purchaser is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Purchaser, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by each Seller party hereto, will constitute, and each Ancillary Agreement when executed and delivered by Purchaser or its applicable Affiliates, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by the applicable Seller or Transferred Entity, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Subsidiaries, enforceable against Purchaser and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3            Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Affiliates for the execution, delivery and performance by Purchaser and/or its Affiliates, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby, except (a) compliance with any applicable requirements of any Competition Laws, (b) compliance with any Permits relating to the Business, (c) the FDA Letters or (d) any such filings, notices, Permits, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Assuming compliance with the items described in clauses (a) through (c) of the preceding sentence, neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by Purchaser and/or its Affiliates, as applicable, nor the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or its Subsidiaries, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Affiliates or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4             Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5             Brokers. Except for Tap Advisors LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.6             Financing.

(a)            Purchaser has delivered to the Sellers a true, correct, and complete copy of a duly executed commitment letter, by and among the Debt Financing Sources and Purchaser, dated as of the date of this Agreement (together with all annexes, schedules and exhibits (in each case, if any) thereto) and the fee letters related thereto, as such documents may be amended, supplemented, modified, waived or replaced, in each case, solely to the extent permitted by this Agreement, the “Debt Commitment Letter” (provided, that, solely with respect to any such fee letters, the fee amounts and other economic terms may be customarily redacted from such true, correct and complete copies, none of which redacted provisions could adversely affect the availability or aggregate principal amount of the Debt Financing at the Closing), pursuant to which the Debt Financing Sources party thereto have agreed, subject to the terms and solely to the conditions thereof, to provide or cause to be provided debt financing in an aggregate amount set forth therein (the “Debt Financing”). The Debt Commitment Letter, subject to the satisfaction of any applicable condition precedent specified therein, constitutes a valid and binding obligation of Purchaser, and to the Knowledge of Purchaser, the lender(s) party thereto, except in each case to the extent that such enforcement may be subject to Enforceability Exceptions. The Debt Commitment Letter has not been withdrawn, rescinded, terminated, amended, restated, replaced, supplemented or otherwise modified or waived; provided, however, that Purchaser may amend, restate, replace, supplement or otherwise modify the Debt Commitment Letter after the date of this Agreement to (i) add additional Debt Financing Sources thereto or (ii) make other modifications thereto to the extent such amendments, restatements, replacements, supplements or other modifications would not reasonably be expected to (A) delay the availability of the Debt Financing, (B) reduce the amount of the Debt Financing below the amount required for Purchaser to consummate the transactions contemplated hereby to the extent payable at Closing, (C) impose any additional conditions precedent or otherwise expand any of the conditions to the availability and funding of Debt Financing as contemplated by the Debt Commitment Letter or (D) result in the termination of the Debt Commitment Letter before the termination date specified therein. There are no side letters or other Contracts that could affect the amount or availability of the Debt Financing.

(b)            Notwithstanding anything to the contrary contained herein, the Sellers agree that a breach of the representation and warranty of Purchaser in this Section 5.6 shall not result in the failure of a condition precedent to their obligations under this Agreement, if (notwithstanding such breach) Purchaser consummates the Closing when required to do so pursuant to Section 2.3(a).

Section 5.7             Sufficient Funds. Purchaser has (a) cash on hand, readily available lines of credit and other unencumbered assets that are sufficient in the aggregate, and the financial ability, to pay all amounts payable pursuant to Article II (including at the Closing), and any fees and expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, and (b) the resources and capabilities (financial and otherwise) to perform its obligations hereunder.

Section 5.8             Trade Controls and Anti-Corruption.

(a)            Neither Purchaser, nor, to the Knowledge of Purchaser, any director (or equivalent) or officer of Purchaser, is a Sanctioned Person or has engaged in, or is now engaged in, any dealings or transactions with any Sanctioned Person, or has otherwise violated Sanctions.

(b)            Except as would not reasonably be expected to be material to Purchaser, taken as a whole, since the Reference Date, (i) Purchaser has not violated any applicable Anticorruption Laws or Ex-Im Law, (ii) to the Knowledge of Purchaser, no director, member, manager, officer, agent, employee, representative, consultant or other Person acting for or on behalf of Purchaser or any of its Subsidiaries has violated any Anticorruption Law or Ex-Im Law, and (iii) through the date hereof, neither Purchaser nor any of its Subsidiaries has received any written notice alleging any such violation of any Anticorruption Law or Ex-Im Law.

Section 5.9             Investment Decision. Purchaser is acquiring the Transferred Equity Interests for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Transferred Equity Interests. Purchaser acknowledges that the Transferred Equity Interests have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 5.10          Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Interests and the Business, which investigation, review and analysis was done by Purchaser and its Representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any member of the Parent Group, any of the Sellers, the Transferred Entities, their respective Affiliates or any of their respective Representatives (except the representations and warranties of the Sellers expressly set forth in Article III and Article IV). Purchaser hereby acknowledges and agrees that none of the Sellers, any other member of the Parent Group, their respective Affiliates or any of their respective Representatives or any other Person will have or be subject to any Liability to Purchaser, its Affiliates or any of their respective Representatives or shareholders or any other Person resulting from the distribution to Purchaser, its Affiliates or their respective Representatives of, or Purchaser’s, its Affiliates’ or their respective Representatives’ use of, any information relating to the Sellers, the Transferred Interests or the Business, including any information, documents or material made available to Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in any data room, any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement. Purchaser further acknowledges that no representative of the Sellers, any other member of the Parent Group, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies herein provided. None of the foregoing shall not limit claims based on Fraud.

Section 5.11         No Other Representations or Warranties; No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article III and Article IV, none of Parent, any other Seller, any other member of the Parent Group, any Affiliate thereof, or any other Person on behalf of any of the foregoing, has made or makes, and Purchaser and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Business, the Sellers, the Transferred Entities, the Transferred Assets, or any Affiliate thereof, or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser or its Affiliates any of their respective Representatives by or on behalf of any Seller, any other member of the Parent Group or any Affiliate or any Representative thereof. Purchaser acknowledges and agrees that none of Parent, any other Seller, any other member of the Parent Group, any Affiliate thereof, or any other Person on behalf of any of the foregoing, has made or makes, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser or any of its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Sellers, the Transferred Entities, the Transferred Assets, any Affiliates thereof or the Business. None of the foregoing shall not limit claims based on Fraud.

Section 5.12           No Additional Representation or Warranties. Except as provided in this Article V, or any certificate or other document entered into, made, delivered, or made available in connection herewith, (a) Purchaser is not making and none of its directors, officers, managers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Parent, any other Seller or any of their Affiliates and (b) no such party shall be liable in respect of the accuracy or completeness of any information provided by Purchaser or its Affiliates. None of the foregoing shall not limit claims based on Fraud.

ARTICLE VI

INTERIM PERIOD COVENANTS

Section 6.1            Access to Books and Records.

(a)            During the Interim Period, and subject to the requirements of applicable Laws, the Sellers shall, and shall cause the Transferred Entities to, afford to Representatives of Purchaser reasonable access to the books and records of the Business, under the supervision of the personnel of a Seller or an Affiliate of a Seller, during normal business hours consistent with applicable Law and in accordance with the procedures established by the Sellers, in each case, as is reasonably requested by Purchaser or its Representatives solely (i) for purposes of integration planning or (ii) in preparation for operating the Business, in each case following the Closing; provided that none of the Sellers or the Transferred Entities shall be required to make available any employee personnel files until after the Closing Date; provided, further, that the Sellers and the Transferred Entities shall not be required to make available medical records, workers compensation records, the results of any drug testing or other Personal Information if doing so would reasonably be expected to result in a violation of applicable Law. Notwithstanding anything to the contrary contained in this Section 6.1(a), the Sellers and the Transferred Entities may withhold any document (or portions thereof) or information (a) that is subject to the terms of a non-disclosure agreement or similar undertaking with a third party, (b) that may constitute privileged attorney-client communications or attorney work product, (c) that is of a competitively sensitive nature or (d) if the provision of access to such document (or portion thereof) or information, as determined by any Seller or any Transferred Entity in good faith, would reasonably be expected to conflict with applicable Contracts or Laws. All information and documents provided pursuant to this Section 6.1(a) will be subject to the Confidentiality Agreement, and Purchaser acknowledges and agrees that it has and will continue to abide by, and will cause its Representatives to continue to abide by, the terms of such Confidentiality Agreement.

(b)            Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of any member of the Parent Group. Purchaser and its Affiliates and its and their respective Representatives shall not communicate with any of the employees customers, suppliers, financing sources, lenders and other business relations of Parent or any other member of the Parent Group without the prior written consent of Parent.

(c)            Except as otherwise provided in Section 8.2(a), at and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford Parent, Sellers and their respective Representatives, during normal business hours, upon reasonable notice, access to the books, records, properties and employees of each Transferred Entity and the Business to the extent that such access may be reasonably requested for reasonable business purposes, including in connection with financial statements, Taxes, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 7.4) and SEC or other Governmental Entity reporting obligations.

(d)            Except for Tax Returns and other documents governed by Section 8.2(b), Purchaser agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Parent.

Section 6.2             Confidentiality. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing. The Parties expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated, the Confidentiality Agreement shall continue in full force and effect for a period of twenty-four (24) months following termination of this Agreement and otherwise in accordance with its terms.

Section 6.3             Required Actions.

(a)            Purchaser, on the one hand, and each Seller, on the other hand, shall take, as promptly as practicable, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the Sale and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under any Competition Laws) required to be obtained or made by Purchaser, any Seller or any other member of the Parent Group, or any of their respective Subsidiaries in connection with the Sale and the other transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Sale and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Additionally, each Seller, on the one hand, and Purchaser, on the other hand, shall take, as promptly as practicable, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall not take any action after the date of this Agreement that would reasonably be expected to delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity necessary to be obtained at or prior to the Closing.

(b)            Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Parent shall each keep the other apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required consents, clearances, expirations or terminations of waiting periods, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each of Parent and Purchaser shall promptly consult with the other party and provide any necessary information with respect to (and, in the case of correspondence, provide the other party (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each of Purchaser and Parent shall promptly inform the other party, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any communication from any Governmental Entity or other such Person regarding the Sale or the other transactions contemplated by this Agreement, and permit the other party to review and discuss in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication or submission with or to any such Governmental Entity or other such Person. If any party to this Agreement or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such party will make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response in compliance with such request. Purchaser, on the one hand, and Parent, on the other hand, shall not participate in any meeting with any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any Action by a private party relating to any Competition Laws in connection with this Agreement or the Sale, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(c)            Whether or not the Sale is consummated, Purchaser shall be responsible for all fees and payments (including filing fees and legal, accounting and other professional fees) to any third party or any Governmental Entity to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.3, other than the fees of and payments to any Seller’s legal and professional advisors.

(d)            Notwithstanding anything to the contrary in Article III or Article IV, Purchaser and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/in-house counsel only.” Such designated materials and any materials provided by Purchaser to Parent or by any Seller to Purchaser pursuant to this Section 6.3, and the information contained therein, shall be given only to the outside legal counsel and in-house counsel of the recipient and shall not be disclosed by such outside counsel and in-house counsel to employees (other than in-house counsel), officers or directors (or equivalent) of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser, Parent or the applicable other Seller, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege concerns. Purchaser, Parent and Seller may establish, as they deem advisable and necessary, a clean team process to minimize potential risks under applicable Competition Laws of disseminating competitively sensitive material.

Section 6.4             Conduct of Business.

(a)            During the Interim Period, except (i) as otherwise required or contemplated by this Agreement (including any actions, elections or transactions undertaken in connection with the Pre-Closing Restructuring, Section 6.7, Section 6.8, Section 6.10, Section 6.13 and Section 7.3), (ii) as required by or to comply with Law or Contract, (iii) to the extent relating to any Retained Business, (iv) as disclosed in Section 6.4(a) of the Seller Disclosure Schedule, or (v) as otherwise consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall, and shall cause the Transferred Entities to:

(A)            conduct the Business in the Ordinary Course of Business; provided that any Equity Seller or Target Entity may reasonably determine that the Target Entities need to take measures or sustain impacts on the Business as a result of COVID-19, and nothing herein shall prevent the Equity Sellers from causing the Transferred Entities to take, or the Transferred Entities or the Target Entities from taking, all reasonable measures (including as a response to any Pandemic Measures) that such Equity Sellers, Transferred Entities or Target Entities deem necessary in order to preserve the Business as a result thereof, nor shall any such impact sustained by any Target Entity be deemed a breach of this Section 6.4(a)(A);

(B)            not (1) amend their Organizational Documents in any manner adverse to Purchaser, (2) split, combine or reclassify any outstanding Transferred Equity Interests in any manner adverse to Purchaser, or (3) declare, set aside or pay any non-Cash dividend or non-Cash distribution to any Person other than a Transferred Entity (except in connection with the Pre-Closing Restructuring or to facilitate the elimination of intercompany accounts contemplated by Section 6.7 or Section 6.8);

(C)            other than to a Target Entity, not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any Transferred Interests (other than pledges existing on the date hereof to be released at Closing);

(D)            not (1) incur in excess of $[REDACTED] aggregate principal amount of Indebtedness outstanding at any time (except (A) intercompany accounts, the elimination of which is contemplated by Section 6.7 or Section 6.8, (B) any borrowings under revolving credit facilities or Indebtedness in the Ordinary Course of Business that may be prepaid at or prior to Closing or pursuant to agreements existing as of the date hereof, and (C) employer-side payroll Taxes that have been deferred to a Tax period or portion thereof beginning after the Closing Date with respect to wages or compensation paid prior to the Closing Date under the CARES Act); provided that the Target Entities may take all reasonable measures (including as a response to any Pandemic Measures) that the Sellers or any Target Entities deem fit in order to preserve the Business as a result of COVID-19 or any other pandemic, (2) make any material acquisition of any assets or businesses in excess of $[REDACTED] other than acquisitions in the Ordinary Course of Business, (3) sell or dispose of any material assets or businesses other than in the Ordinary Course of Business or as may be required by applicable Law or (4) incur, create or assume any Lien, other than Permitted Liens or Liens that will be discharged at or prior to the Closing;

(E)            except (1) as may be required by applicable Law or any Seller Benefit Plan or Transferred Entity Benefit Plan, (2) in the Ordinary Course of Business, (3) in connection with any action that applies uniformly to Transferred Employees and other similarly situated employees of the Parent Group, or (4) for any grant for which the Target Entities shall not obligated to pay, grant to any Transferred Employee any material increase in compensation or benefits, including severance or termination pay, or adopt, enter into or materially amend any material Transferred Entity Benefit Plan;

(F)            not make any material change to its methods of financial accounting in effect as of the date of the most recent balance sheet included in the Business Financial Statements, except as required by a change in, or to comply with, GAAP (or any interpretation thereof) or applicable Law;

(G)            except as set forth in the capital budget of the Target Entities made available to Purchaser prior to the date hereof, not commit or authorize any commitment to make any capital expenditures in excess of $[REDACTED] in the aggregate;

(H)            not merge or consolidate with any other Person or dissolve any Seller or Transferred Entity;

(I)            not (1) change or revoke any material Tax election (other than in the Ordinary Course of Business), (2) change any annual accounting period, (3) change any material method of accounting for Tax purposes or (4) settle any Action or assessment in respect of a material amount of Taxes;

(J)            not materially amend, supplement or modify, voluntarily terminate (other than in accordance with its terms) or cancel any Business Material Contract, other than in the Ordinary Course of Business; or

(K)            not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against or affecting the Business, in each case, other than settlements or compromises of any Action in the Ordinary Course of Business (it being agreed and understood that this clause (K) shall not apply with respect to Tax matters, which shall be governed by Section 6.4(a)(I)).

(b)           Purchaser covenants and agrees that, during the Interim Period, except (i)  as otherwise required by this Agreement, (ii) as required by Law or (iii) as otherwise consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries not to, directly or indirectly, take any action that would reasonably be expected to cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or prevent, delay or impede the consummation of the Sale or any other transaction contemplated by this Agreement.

(c)            Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct any member of the Parent Group’s, any Seller’s or any Transferred Entity’s businesses or operations prior to consummation of the transactions contemplated in this Agreement and receipt of any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity required to be obtained, and then only with respect to the Business under Purchaser’s ownership. Nothing contained in this Agreement shall give any Seller, directly or indirectly, the right to control or direct Purchaser’s or any of its Affiliates’ businesses or operations.

Section 6.5             Consents.

(a)            Notwithstanding anything else in this Agreement to the contrary, nothing in this Agreement shall be construed as an attempt by either Asset Seller to novate or assign to Purchaser pursuant to this Agreement any Contract included in the Transferred Assets, in whole or in part, that is by its terms or by Law non-assignable without the consent of any other Person, unless such consent or approval shall have been given prior to the Closing (a “Non-Assignable Contract”). During the Interim Period, the Asset Seller shall use reasonable efforts to obtain any consent, waiver or approval in respect of assignment of, or a novation of, any Non-Assignable Contract to Purchaser (each such consent, waiver or approval, a “Non-Assignable Contract Consent”). To the extent that any Non-Assignable Contract Consent is not obtained at or before the Closing, the Asset Seller shall (or shall cause its Affiliates to) (i) for a period not to exceed one hundred eighty (180) days following the Closing Date, continue to use commercially reasonable efforts to obtain any Non-Assignable Contract Consent or assist Purchaser in its attempts to enter into a new Contract that replaces a Non-Assignable Contract after the Closing (which such reasonable efforts shall include providing Purchaser with an introduction to any counterparty to any Non-Assignable Contract upon reasonable advance request from Purchaser), (ii)  hold in trust for Purchaser each Non-Assignable Contract such that all claims, rights, benefits and obligations existing thereunder shall be for Purchaser’s account and (iii) cooperate with Purchaser in any reasonable arrangement to provide that Purchaser shall receive the interest of the Asset Seller in the benefits under such Non-Assignable Contract; provided that such cooperation shall not require any Seller to pay any consideration, costs or expenses or grant any financial accommodation or other benefit to the counterparties to such Non-Assignable Contracts which is not reimbursable by Purchaser. Upon obtaining the requisite Non-Assignable Contract Consent, such Non-Assignable Contract shall be transferred and assigned to Purchaser hereunder, in whole or in part, and become a Transferred Asset without additional consideration therefor. The Parties expressly intend and agree that, as between Purchaser, on the one hand, and the Asset Seller, on the other hand, the beneficial interest in and to and benefits of the Transferred Assets and ownership for Tax purposes pass to Purchaser at the Closing. The Parties further expressly intend and agree that Purchaser shall assume and agree to perform and discharge all Liabilities under any such Transferred Asset as of the Closing, whether or not an assignment or transfer can be made, to the extent such Liabilities do not constitute Excluded Liabilities under this Agreement.

(b)            Each Equity Seller, on the one hand, and Purchaser, on the other hand, shall, and the Equity Sellers shall cause the Transferred Entities to, reasonably cooperate to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement under Business Material Contracts.

(c)            Notwithstanding anything to the contrary contained herein and not in limitation of Section 6.3, to the extent that transfers of Permits issued by any Governmental Entity are required to be made to or from a Target Entity in connection with the consummation of the transactions contemplated by this Agreement, the Parties shall use commercially reasonable efforts to effect such transfers at or prior to the Closing.

(d)            Notwithstanding anything to the contrary contained herein, the failure to receive any consents or to effect any such transfers or arrangements contemplated by this Section 6.5 shall not be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied.

Section 6.6            Public Announcements. No party to this Agreement nor any Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules (it being acknowledged that Parent will disclose this Agreement and the transactions contemplated hereby, as required under Item 1.01 of Form 8-K, and will file this Agreement with the SEC as an exhibit to its next Form 10-Q filing), (b) to the extent the contents of such release or announcement have previously been released publicly by a party hereto or are consistent in all material respects with materials or disclosures that have previously been released publicly without violation of this Section 6.6, or (c) by any member of the Parent Group to any Target Entity’s employees, independent contractors, customers, suppliers and other business relations to the extent Parent reasonably determines in good faith that such announcement is necessary or advisable. The Parties agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Parent and Purchaser. Parent and Purchaser each further agree that the other, as well as Avista Capital Partners, may provide general information about the subject matter of this Agreement to their respective direct and indirect existing and prospective investors in connection with customary fund raising, marketing, informational or reporting activities.

Section 6.7              Intercompany Accounts. At or prior to the Closing, all intercompany accounts (including those set forth on Section 6.7 of the Seller Disclosure Schedule), between any member of the Parent Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated in accordance with the applicable Pre-Closing Restructuring steps set forth in Exhibit A or as the Sellers may otherwise reasonably determine in their sole discretion, and the Parent Group acknowledges and agrees that, from and after the Closing, Purchaser and the Transferred Entities shall have no obligation or Liability with respect to such intercompany accounts (including those set forth on Section 6.7 of the Seller Disclosure Schedule). For the avoidance of doubt, intercompany accounts and trade accounts payable and receivable wholly between and among any of the (i) Transferred Entities or (ii) the Asset Seller and that are Assumed Liabilities, shall not be required to have been eliminated at the Closing.

Section 6.8            Termination of Intercompany Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any Seller, on the one hand, and any Transferred Entity or, to the extent exclusively relating to a Transferred Product, the Asset Seller, on the other hand, the termination of which is not already required pursuant to Section 6.7, shall be terminated without any party having any continuing obligations or Liability to the other, except for (i) this Agreement and the Ancillary Agreements and (ii) the other arrangements, understandings or Contracts listed in Section 6.8 of the Seller Disclosure Schedule.

Section 6.9            Guarantees; Commitments. The Sellers shall, at their sole expense, cause themselves or another member of the Parent Group to be substituted in all respects for any Transferred Entity, and for such Transferred Entity to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause such Transferred Entity to be released in respect of), all obligations of the Transferred Entities under any guarantee, indemnity, surety bond, letter of credit, letter of comfort, commitment or other similar obligation relating to the Retained Business that is listed on Section 6.9 of the Seller Disclosure Schedule (collectively, the “Guarantees”). For any Guarantees for which a Seller or another member of the Parent Group is not substituted in all respects for a Transferred Entity (or for which a Transferred Entity is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with the Transferred Entities to be released in respect thereof), the Sellers shall continue to use commercially reasonable efforts and shall cause their Affiliates to use commercially reasonable efforts to effect such substitution or termination and release as soon as practicable after the Closing and shall indemnify Purchaser and each of the Transferred Entities for any pre- Closing obligations or Liabilities that arise thereunder. Notwithstanding anything to the contrary in this Section 6.9, the Sellers shall cause each Transferred Entity to be released from any Guarantee under the Credit Agreement.

Section 6.10         Transfer of Certain Assets Not Used in the Business. During the Interim Period, the Sellers may transfer any rights, properties or assets that (a) are held by any Target Entity and (b) are not part of the Business or are part of the Retained Business, to a member of the Parent Group, including, for the avoidance of doubt, any Intellectual Property that is not Business Intellectual Property. Parent shall notify Purchaser reasonably in advance of any such transfer, or, if such transfer occurs as part of the Pre-Closing Restructuring, provide Purchaser with prompt confirmation that any such transfer has been effected.

Section 6.11 Pre-Closing Restructuring. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that (a) nothing in this Agreement shall prohibit or restrict the transfer (by distribution or otherwise) of any cash or cash equivalents prior to the Closing, and (b) prior to the Closing, the Sellers will take all necessary actions and steps to effectuate the transactions set forth in Exhibit A hereto, including the transfer of assets and Liabilities relating to the Retained Business from the Transferred Entities to a member of the Parent Group (all such actions, the “Pre-Closing Restructuring”). Parent shall be entitled to modify or amend the actions and steps that comprise the Pre-Closing Restructuring from time to time in a manner that is not materially adverse to Purchaser and shall notify Purchaser of any such modification or amendment as promptly as reasonably practicable following any such amendment.

Section 6.12            Certain Financial Covenants.

(a)            Release of Liens. At or prior to the Closing, Parent shall take such actions as may be reasonably necessary to facilitate the release of all Liens on the Transferred Interests arising from the Credit Agreement and the items set forth on Section 6.12 of the Seller Disclosure Schedule.

(b)            Cash. At or prior to the Closing, any and all Cash of the Transferred Entities may be extracted or distributed from the Target Entities by the Sellers or other Affiliates of Parent (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations, and the settling of intercompany loans accounts) in such a manner as Parent shall reasonably determine in its sole discretion.

(c)            Transaction Expenses. The Sellers shall be fully responsible for and discharge and pay (or cause to be fully discharged and paid) all unpaid Transaction Expenses.

Section 6.13           Shared Contracts. From and after the date hereof and for as long as reasonably necessary following the Closing, the Sellers or other members of the Parent Group may, and may cause their Affiliates to, put in place an arrangement or arrangements so that such Seller or such member of the Parent Group or Affiliate will, following the Closing, be entitled to the rights and benefits, and responsible for the obligations and other Liabilities, in each case to the extent related to the Retained Business, under each Shared Contract, and in each case, at such Seller’s, other member of the Parent Group’s or Affiliate’s sole cost and expense, including (i) by amendment of a Shared Contract so that such Seller, other member of the Parent Group or Affiliate will, following such time, be entitled to the rights and benefits, and responsible for the obligations and other Liabilities, in each case to the extent related to the Retained Business, under each such Shared Contract; or (ii) the entry into a new Contract by a Seller, another member of the Parent Group or Affiliate with respect to the rights and obligations, in each case to the extent related to the Retained Business under each such Shared Contract; and Purchaser shall use, and shall cause its Subsidiaries to use, reasonable best efforts to cooperate with the Sellers, the other members of the Parent Group and their respective Affiliates with respect to the foregoing.

Section 6.14           R&W Insurance. On or prior to the Closing Date, Purchaser or an Affiliate thereof, shall use commercially reasonable efforts to bind the R&W Insurance Policy. The R&W Insurance Policy shall provide that (a) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against the Sellers and the other members of the Parent Group, except for claims arising from Fraud, (b) the Sellers, the other members of the Parent Group and any Seller Indemnitee shall be third party beneficiaries of such waiver, and (c) following the Closing, Purchaser shall not amend the subrogation provisions of the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or Action against any Seller or other member of the Parent Group based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (except for Fraud), in each case, without Parent’s express prior written consent. The costs and expenses incurred in obtaining and binding the R&W Insurance Policy shall be paid [REDACTED].

Section 6.15           Exclusivity. During the Interim Period, each Seller shall not, and shall cause each of its Affiliates (including the Transferred Entities) and each of their respective Representatives not to, directly or indirectly, (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Purchaser and its Affiliates in connection with the transactions contemplated hereby) or enter into any agreement or accept any offer relating to or consummate any (i) reorganization, liquidation, dissolution or recapitalization, (ii) merger or consolidation, (iii) purchase or sale of any assets or Equity Interests (or any rights to acquire, or securities convertible into or exchangeable for, any such equity interests) of any Seller (other than the purchase and sale of inventory in the Ordinary Course of Business) or (iv) similar transaction, in each case, involving the Business, the Transferred Equity Interests or any of the Transferred Assets and which would prevent, delay, impede or conflict with any of the transactions contemplated hereby or any of the Ancillary Agreements (each of the foregoing transactions described in clauses (i) through (iv), a “Transferred Business Transaction”) or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Purchaser and its Affiliates) to do or seek to do any of the foregoing. Parent shall notify Purchaser immediately if any Person (other than Purchaser or any of its Affiliates) makes any proposal, offer, inquiry or contact with respect to a Transferred Business Transaction.

Section 6.16           Seller Disclosure Schedule. The Sellers may supplement the information set forth on the Seller Disclosure Schedule with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Schedule on the date of this Agreement or that is necessary to correct any information in the Seller Disclosure Schedule which has been rendered inaccurate thereby promptly following discovery thereof.

Section 6.17           Sellers Financing Cooperation.

(a)            During the Interim Period, Parent and the Sellers shall, and shall cause each of their respective Subsidiaries (to the extent relevant) and the Transferred Entities to, use commercially reasonable efforts to, and will use commercially reasonable efforts to cause their respective directors, officers, employees, consultants, accountants and other agents and representatives to use commercially reasonable efforts to, at the request of Purchaser or the Debt Financing Sources, provide reasonable and customary cooperation to Purchaser and the Debt Financing Sources as may be reasonably required in connection with the Debt Financing, to:

(i)            cause the management team of Parent, the Sellers and the Transferred Entities with appropriate seniority and expertise to assist in preparation for and to participate in a reasonable number of meetings, presentations and due diligence sessions, in each case, at reasonable times and upon reasonable notice;

(ii)            (A) furnish Purchaser, promptly following Purchaser’s reasonable request, with all readily available audited and unaudited financial statements of the Sellers, their respective Subsidiaries (to the extent relevant) and the Transferred Entities for any fiscal year or fiscal quarter relevant to obtaining the Debt Financing to the extent such financial statements are not publicly available to Purchaser pursuant to filings made with the SEC; and (B) assist Purchaser in the preparation of a customary pro forma balance sheet and pro forma income statement for the most recent historical period furnished pursuant to the foregoing clause (A), in each case, to the extent customary and reasonably required pursuant to such Debt Financing provided, however, that the Sellers will not be responsible for information relating to the proposed debt and equity capitalization that is required for any pro forma financial information;

(iii)            provide to Purchaser from time to time information regarding the Sellers, their respective Subsidiaries and the Transferred Entities, in each case relevant to obtaining the Debt Financing, reasonably requested by the Debt Financing Sources and reasonably available to the Sellers;

(iv)            furnish Purchaser promptly, and in any event at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date), all documentation and other information required by any Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

(v)            assist with the execution, preparation and delivery of original stock certificates and original stock powers (or, if any, similar documents for limited liability companies) in connection with the Debt Financing (including providing copies thereof prior to the Closing Date) on or prior to the Closing Date, and otherwise facilitate the pledging, granting of security interests in and otherwise granting of Liens on the Transferred Assets and/or the assets of the Transferred Entities (other than Excluded Assets), as applicable, in connection with the Debt Financing pursuant to customary pledge and security agreements to be effective solely from and after Closing;

(vi)            use commercially reasonable efforts to obtain customary evidence of authority, customary officer’s certificates and promptly following the Closing Date, customary insurance certificates, in each case, as reasonably requested by Purchaser; provided, however that with respect to this clause (vi), (x) the members of the governing body of the Sellers, their respective Subsidiaries and the Transferred Entities that are not remaining in such positions following the Closing shall not be required to take any action in connection with the Debt Financing and (y) no officer of the Sellers, their respective Subsidiaries or the Transferred Entities who is not remaining in such position following the Closing shall be obligated to deliver any certificate in connection with the Debt Financing; and

(vii)            assist in the execution and delivery of, and the preparation of one or more, credit agreements (or joinders thereto), pledge and security documents and other definitive financing documents as may be reasonably requested by Purchaser so long as such agreements, indentures and documents do not become effective prior to the Closing;

provided, however, that nothing in this Agreement shall require such cooperation to the extent it would unreasonably interfere with the business or operations of the Sellers or any of their respective Subsidiaries; provided further, that, notwithstanding anything in this Agreement to the contrary, neither the Sellers nor any of their respective Subsidiaries (other than in the case of clauses (A) and (B), the Transferred Entities, and with respect to the Transferred Entities, solely to the extent following the Closing) shall (A) be required to pay any fees (including commitment or other similar fees) or to give any indemnities or incur any Liabilities, (B) have any Liability under any loan agreement or any related document or any other agreement or document related to the Debt Financing, (C) be required to provide access to or disclose information where such access or disclosure could jeopardize the attorney-client privilege of, or conflict with any confidentiality obligations binding on, any member of the Parent Group or (D) be required to make any representations in connection with the Debt Financing.

(b)            The Parties acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, Purchaser’s (or any applicable Affiliate’s) receipt of all or any portion of the Debt Financing or any other third-party financing shall not be a condition to the Closing, except where the failure of Purchaser to obtain the Debt Financing is the direct result of a material breach by Sellers of their obligations under this Section 6.17.

Section 6.18          Transition Services Agreement Schedules. The Parties acknowledge and agree that there are further information and details that need to be incorporated or modified prior to the Closing in the draft schedules to the Transition Services Agreement attached to the form of Transition Services Agreement included as Exhibit G hereto. Accordingly, during the Interim Period, Parent and Purchaser shall each use their respective commercially reasonable efforts to negotiate in good faith and mutually agree upon final versions (subject to any updates or modifications made following the Closing in accordance with the terms of the Transition Services Agreement) of the schedules to the Transition Services Agreement.

ARTICLE VII

POST-CLOSING COVENANTS

Section 7.1             Employee Matters Covenant.

(a)           Continuation of Employment. As of the Closing Date, Purchaser shall cause each of the Transferred Entities to continue to employ its respective Transferred Employees as of immediately following the Closing.

(b)            Terms and Conditions of Employment. With respect to each Transferred Employee, Purchaser shall take all action necessary (including in accordance with the Transition Services Agreement) to provide or cause to be provided, for the period commencing on the Closing Date and ending on the first anniversary thereof, for each Transferred Employee, (i) severance benefits substantially similar to the severance benefits provided by the Osmotica Pharmaceuticals PLC Severance Plan as in effect for such Transferred Employee immediately prior to the Closing, (ii) so long as such Transferred Employee is employed by Purchaser or its relevant Affiliate, cash compensation substantially similar in the aggregate to the cash compensation in effect for such Transferred Employee immediately prior to the Closing and (iii) so long as such Transferred Employee is employed by Purchaser or its relevant Affiliate, other employee benefits that are substantially comparable, in the aggregate, to those provided or made available to similarly situated employees of Purchaser. Purchaser shall pay or cause to be paid to each Transferred Employee a bonus amount in respect of calendar year 2021of not less than the prorated portion of such Transferred Employee’s target bonus opportunity as in effect as of Closing for calendar year 2021 (as set forth in Section 7.1(b) of the Seller Disclosure Schedule) applicable to the period commencing January 1, 2021 through the Closing Date (the “Pre- Closing Period”). The prorated bonus for the Pre-Closing Period shall be paid to each eligible Transferred Employee no later than the date Purchaser pays annual bonuses for Purchaser’s similarly situated employees with respect to the second half of calendar year 2021. [REDACTED]. Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of this Section 7.1, comply with any additional obligations or standards arising under applicable Laws.

(c)            Service Credit. As of and after the Closing, Purchaser shall, or shall cause the applicable Transferred Entity to, give each Transferred Employee full credit for purposes of eligibility and vesting under (i) any employee benefit plan, policy or arrangement and (ii) any other service-based or seniority-based entitlement, in each case, maintained or made available for the benefit of Transferred Employees as of and after the Closing by Purchaser or any of its Affiliates, for such Transferred Employee’s service prior to the Closing with the applicable Seller, any applicable other member of the Parent Group and/or their applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by the applicable Seller, the applicable other member of the Parent Group and/or their applicable Affiliates (including the Transferred Entities) immediately prior to the Closing for corresponding benefit plans and policies; provided that such credit need not be given to the extent that it would result in a duplication of benefits for the same period of service.

(d)            Health Coverage. As of and after the Closing, to the extent that any Transferred Employee (and his, her or their eligible dependents) becomes eligible to participate in a group health plan or plans that are group health plans of Purchaser or its Affiliates, Purchaser shall use commercially reasonable efforts (i) to provide that such plans do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Employee or dependent (other than any limitation already in effect under the corresponding group health Transferred Entity Benefit Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Transferred Entity Benefit Plan, and (ii) to provide such Transferred Employee full credit, for the first year of eligibility, for any deductible, co-payment or out-of-pocket expenses already incurred by the Transferred Employee under the applicable group health Transferred Entity Benefit Plan during such year for purposes of any deductible, co- payment or maximum out-of-pocket expense provisions, as applicable, of such Purchaser group health plans.

(e)            401(k) Plan Accounts. With respect to each Transferred Employee who, as of immediately prior to the Closing, participates in the Seller 401(k) Plan, (i) Purchaser shall (or shall cause one of its Affiliates to), effective as of the Closing or as soon thereafter as administratively feasible, cover such Transferred Employee under a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by Purchaser or one of its Affiliates (a “Purchaser DC Plan”) and (ii) as soon as reasonably practicable following the Closing Date, Purchaser will (or will cause one of its Affiliates to) provide Transferred Employees with the opportunity to roll over their distributable 401(k) plan account balances, including any outstanding loan balances, into a Purchaser DC Plan and Purchaser shall, prior to the Closing Date, take commercially reasonable steps to ensure that such Purchaser DC Plan will accept all such rollovers of account balances and loans.

(f)            Seller Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Section 7.1, Purchaser shall not assume any obligations under, or Liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other Contracts, or related obligations pertaining to, any Seller Benefit Plan. For the avoidance of doubt, as of the Closing, Purchaser and its Affiliates shall cause the Transferred Entities to withdraw as participating employers under each Seller Benefit Plan, and all Liabilities and other obligations with respect to the Seller Benefit Plans shall be retained by Seller.

(g)            No Third-Party Beneficiaries. The provisions contained in this Section 7.1 are included for the sole benefit of the Parties, and nothing in this Section 7.1, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including, without limitation, any employee, former employee, any participant in any Transferred Entity Benefit Plan, Seller Benefit Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment with Parent, the Sellers, the Transferred Entities or any of their respective Affiliates. Without limiting the generality of Section 12.5, nothing in this Agreement is intended to or shall (i) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by any Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (ii) prevent Purchaser or its Affiliates from terminating any Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, subject to compliance with this Section 7.1 or (iii) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Employee.

Section 7.2             Confidentiality.

(a)            For a period of sixty (60) months from the Closing Date, the Sellers shall, and shall cause their Affiliates to, hold in confidence and not use for any purpose any nonpublic information that is proprietary or competitively sensitive (“Sensitive Business Information”) to the extent exclusively relating to the Business from and after the Closing; provided that such obligations shall with respect to Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable Law; provided further that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to a Seller or any of its Affiliates from and after the Closing from a third-party source that is not known by such Seller or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of such Seller or any of its Affiliates, (iii) to the extent used by any Seller or any of their Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between a Seller or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently derived by any Seller or any of its Affiliates without use of such Sensitive Business Information or (v) subject to the immediately following sentence, that any Seller or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that any Seller or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such information, such Seller (or such of its Affiliates, as the case may be) shall reasonably promptly notify Purchaser in writing unless not permitted by Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Purchaser, at Purchaser’s expense, to preserve to the extent reasonably practicable the confidentiality of such information. For the avoidance of doubt, nothing contained in this Agreement shall limit, restrict, require prior notice with respect to, or in any other way affect any Seller’s or any of their Representatives’ communications with any Governmental Entity, or communications with any official or staff person of a Governmental Entity, concerning matters relevant to such Governmental Entity. For the avoidance of doubt, nothing in Section 6.2, Section 6.6 or this Section 7.2(a) shall (i) prohibit Avista Capital Partners from making disclosures regarding the transactions contemplated hereby on a confidential basis to its equityholders, investors or prospective investors, and (ii) prohibit any Seller or any of their Affiliates from making disclosures in accordance with as contemplated by Section 6.6 hereof.

(b)            For a period of sixty (60) months from and after the Closing Date, Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, hold in confidence and not use for any purpose any Sensitive Business Information to the extent exclusively relating to the Retained Business from and after the Closing; provided that such obligations shall with respect to Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable Law; provided further that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Affiliates from and after the Closing from a third-party source that is not known by Purchaser or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain through no fault of Purchaser or any of its Affiliates, (iii) to the extent used by Purchaser or any of its Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Purchaser or any of its Affiliates, on the one hand, and any Seller or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently derived by Purchaser or any of its Affiliates without use of such Sensitive Business Information or (v) subject to the immediately following sentence, that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose. In the event that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose such information, Purchaser shall reasonably promptly notify Parent in writing unless not permitted by Law or such legal or regulatory process to so notify, which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, and will use commercially reasonable efforts to cooperate with Parent, at Parent’s expense, to preserve to the extent reasonably practicable the confidentiality of such information. For the avoidance of doubt, nothing contained in this Agreement shall limit, restrict, require prior notice with respect to, or in any other way affect Purchaser or its Representatives communications with any Governmental Entity, or communications with any official or staff person of a Governmental Entity, concerning matters relevant to such Governmental Entity. Notwithstanding any provision in Section 6.2, Section 6.6 or this Section 7.2(b) to the contrary, nothing in this Agreement shall prohibit Purchaser or any of its Affiliates from making disclosures regarding the transactions hereby on a confidential basis to its or their equityholders, investors or prospective investors.

Section 7.3             Insurance.

(a)            From and after the Closing, the Transferred Interests shall cease to be insured by the Parent Group’s current and historical insurance policies or programs or by any of its current and historical self-insured programs, and none of the Transferred Entities, Purchaser or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities, any Business Liabilities, any Assumed Liabilities, any Transferred Assets or any Liability of the Transferred Entities or of or arising from the operation of the Business, in each case, with respect to any acts, facts, circumstances or omissions after the Closing. The Sellers or any of their Affiliates may, to be effective at the Closing, amend any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to the foregoing; provided that the Sellers shall not, and shall cause their Affiliates not to, for a period of one (1) year after the Closing, take any action that would cause the Transferred Entities to no longer be eligible for coverage under the Retained Policies in respect of Pre-Closing Occurrences. Subject to the rest of this Section 7.3, from and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Transferred Entities and the Business.

(b)           The Parties acknowledge that the Transferred Entities may be entitled to the benefit of coverage under the current and historical insurance policies of the Parent Group (the “Retained Policies”) with respect to acts, facts, circumstances or omissions occurring prior to Closing (“Pre-Closing Occurrences”). For any Pre-Closing Occurrence, from and after the Closing and until the expiration of the applicable statute of limitations with respect to such Pre- Closing Occurrence, the Sellers will, and will cause their Affiliates to, direct such carriers to provide the Transferred Entities with access to the Retained Policies and shall reasonably cooperate with Purchaser and the Transferred Entities and take commercially reasonable actions as may be necessary or advisable to assist the Transferred Entities in submitting, and to provide support with respect to, such claims to which such policies are responsive. With respect to any Pre-Closing Occurrence arising in connection with the Transferred Entities, from and after the Closing and until the expiration of the applicable statute of limitations with respect to such Pre- Closing Occurrence, the Sellers agree to, and to cause their Affiliates to, upon receipt of a written request by Purchaser, use commercially reasonable efforts to make a report on Purchaser’s behalf to the applicable insurance providers of the Parent Group to the extent permitted under the applicable Retained Policy. With respect to claims for Pre-Closing Occurrences made pursuant to the foregoing sentence (or pending as of the date of this Agreement), (A) Parent shall provide Purchaser with a copy of the applicable Retained Policy and Purchaser shall, and shall cause its Affiliates to, comply with the terms of the applicable Retained Policy and (B) each party shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the benefit of the applicable insurance coverage and pay such benefit, if any, to Purchaser.

Section 7.4            Litigation Support.

(a)           In the event and for so long as any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action or investigation by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such party), or otherwise addressing, negotiating, disputing, investigating, complying with, mitigating, discharging or otherwise performing or managing any obligation, Liability or Loss in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Retained Business, the Business or the Transferred Entities (including, for the avoidance of doubt, any portion of the Retained Business that was historically part of a Transferred Entity), as applicable, Purchaser, on the one hand, or the pertinent Sellers, on the other hand, as applicable, shall, and shall cause its respective Affiliates (and its and their officers and employees, and shall use its reasonable best efforts to cause its and their other Representatives) to, cooperate with Purchaser or such Seller, as applicable, and its Affiliates and its and their counsel in such prosecution, contest or defense, including making available its personnel, participating in meetings, providing such testimony and access to their books and records and taking such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. Notwithstanding anything to the contrary in this Agreement, (i) each Seller hereby agrees to (to the extent applicable) move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions primarily related to the Business for any member of the Parent Group, and for such member of the Parent Group to be released from any and all such Actions effective as of the Closing and (ii) Purchaser hereby agrees to, or to cause its Affiliates to, move for substitution or take similar actions under applicable Law for any member of the Parent Group or one or more of their Affiliates to be substituted in any and all Actions not primarily related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions. If any member of the Parent Group receives notice of any Action involving or related to the Business or any Transferred Entity, Parent shall promptly notify Purchaser and provide Purchaser with a copy of such notice.

(b)

(i)            Without limiting Section 7.4(a), Sellers hereby agree to reimburse Purchaser and its Affiliates (including, for the avoidance of doubt, any Transferred Entity) for the applicable percentage set forth in the table below of Purchaser’s or any such Affiliate’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented fees of counsel, experts and other third-party advisors) (“Defense Costs”) incurred in connection with defending or complying with any investigation or Action initiated by or brought by a Governmental Entity (and not, for the avoidance of doubt, any Person other than a Governmental Entity) in respect of the matter set forth on Schedule 7.7(b)(i) (“Specified Matter 1”):

Time Period	Percentage of Defense Costs to be Reimbursed by Sellers
The period beginning on the Closing Date and ending on the first anniversary of the Closing Date (inclusive).	[REDACTED]%
The period beginning the day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date (inclusive).	[REDACTED]%
The period beginning the day after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date (including).	[REDACTED]%
Following the third anniversary of the Closing Date.	0%

(ii)            Any Defense Costs required to be reimbursed by Sellers pursuant to this Section 7.4(b) shall be paid by Sellers by wire transfer of immediately available funds to an account designated by Purchaser within five (5) Business Days of receipt by Sellers of a written request from Purchaser for reimbursement thereof, which such written request shall contain reasonably detailed support for the Defense Costs covered thereby and copies of written invoice(s) applicable thereto; provided, that (x) in no event shall Purchaser be entitled to make a request for reimbursement more than once within any individual calendar month and (y) from and after the Closing and until the third anniversary of the Closing Date, Purchaser shall keep Parent reasonably informed on a regular and current basis with respect to the status of any Specified Matter 1 investigation or other Action brought by or initiated by a Governmental Entity and shall keep Parent reasonably apprised of any material developments related thereto. In addition, Purchaser shall provide Parent with copies of all material pleadings and filings and any offers of settlement or compromise related to the foregoing promptly, and in any event within five (5) Business Days, following receipt thereof by Purchaser or its applicable Affiliate.

Section 7.5            Misallocated Assets; Misdirected Payments; Cash.

(a)          If, following the Closing, any right, property or asset that is part of the Retained Business is found to have been transferred to Purchaser, then the Transferred Entities or their Affiliates in error, Purchaser shall use reasonable efforts to transfer, or cause its applicable Affiliate to transfer, such right, property or asset to the applicable member of the Parent Group as soon as practicable. If, following the Closing, any right, property or asset that is part of the Business is found to have been transferred to or retained by a member of the Parent Group in error, either directly or indirectly, the applicable Seller shall use reasonable efforts to transfer, or cause the applicable other member of the Parent Group to transfer, such right, property or asset to Purchaser or its applicable Affiliate as soon as practicable.

(b)          Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business are paid in error to any member of the Parent Group, the applicable Seller shall, or shall cause the applicable other member of the Parent Group to, promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Business are paid in error to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Parent.

(c)          Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, if Purchaser discovers any Cash that was inadvertently included with the sale of the Transferred Interests hereunder, Purchaser shall, or cause its Affiliates to, promptly remit such Cash by wire or draft such payment to an account designated in writing by Parent.

Section 7.6            Limited License to Certain Intellectual Property.

(a)          As of the Closing Date, Purchaser hereby grants to the Parent Group, and the Sellers, on behalf of the Parent Group, hereby accept, a non-exclusive, non-transferable (other than as permitted in accordance with Section 12.8), non-sublicensable (except to the Parent Group’s contractors, agents, and distributor(s) as commercially necessary, without the right of further sublicensing), royalty-free license in the United States to use the Osmotica Name and Logo in substantially the same manner as used by the Business prior to the Closing, including as such Osmotica Name and Logo appear on tangible or web-based materials or corporate signs and including on the labels and packaging of the Retained Products (the “Brand License”). The Sellers acknowledge that the Brand License is being granted solely for transitional purposes and that the Sellers shall use reasonable efforts to cease its use of the Osmotica Name and Logo as quickly as is reasonably possible after the Closing Date. The Brand License shall terminate twelve (12) months after Closing.

(b)         The Sellers agree, on behalf of themselves and the other members of the Parent Group, in each case from and after the Closing, not to (i) add any other labels or marks to, or otherwise alter, the Osmotica Name and Logo; (ii) change in any way the style of the Osmotica Name and Logo; or (iii) otherwise use the Osmotica Name and Logo in any manner other than as specifically provided in this Section 7.6.

(c)           The Sellers acknowledge that from and after the Closing, Purchaser will own the Osmotica Name and Logo, agree that all use of the Osmotica Name and Logo by the Parent Group shall inure to the benefit and be on behalf of the Purchaser, and agrees not to challenge Purchaser’s title to the Osmotica Name and Logo. Nothing in this Agreement shall give the Parent Group, from and after the Closing, any right, title or interest in the Osmotica Name and Logo other than the license to the Osmotica Name and Logo in accordance with this Section 7.6. All use of the Osmotica Name and Logo by the Parent Group under this Section 7.6 shall conform to the standards followed by the Parent Group with respect to the Business prior to the Closing Date.

(d)           Except as permitted under this Agreement, the Parent Group shall not have the right to, and shall not, sublicense, assign, pledge, grant or otherwise encumber or transfer to any third party (except that a sublicense, without right of further sublicense, may be granted by the Parent Group to its contractors, agents, and distributor(s) if commercially necessary, but only until termination of the Brand License) any rights licensed to the Parent Group under this Section 7.6 without Purchaser’s prior written consent. The Parties understand and agree that, in addition to all other legal remedies, Purchaser shall be entitled to seek immediate injunctive relief in order to enforce the terms of this Section 7.6.

(e)          Nothing in this Section 7.6, or any other provision of this Agreement or any provision of the Ancillary Agreements, shall grant Purchaser any rights in any of the Parent Group’s internet domain names, registrations or applications for registration, or renewals thereof, registered in the United States or any other country or jurisdiction throughout the world, except as the registrations or applications for registration, or renewals thereof are included as part of the Transferred Assets.

(f)           Other than as expressly provided in this Section 7.6 or elsewhere in the Ancillary Agreements, the Parent Group shall not have the right to use or permit any of its Affiliates or distributors to use the Osmotica Name and Logo. This Section 7.6 shall survive after the Closing Date.

Section 7.7            Non-Solicitation; Non-Compete.

(a)           As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, each member of the Parent Group shall not, at any time prior to the date that is [REDACTED] from the Closing Date, directly or indirectly, solicit or hire the employment or services (whether as an employee, consultant, independent contractor or otherwise) of any Transferred Employee or then current employee of the Business listed on Schedule 7.7(a) (together with the Transferred Employees, the “Non- Solicit Employees”), or seek to persuade any Non-Solicit Employee to discontinue employment or engagement, in each case unless (i) Purchaser provides prior written consent, or (ii) such Non- Solicit Employee’s employment has been terminated (including by such employee) subsequent to the Closing and who has not been employed or engaged by any Transferred Entity for a period of at least six (6) months prior to the date of such hire. For purposes of this Section 7.7(a), the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise, in each case which is not directed specifically to any such employees, and this Section 7.7(a) shall not prohibit hiring (whether as an employee, consultant, independent contractor or otherwise) any individual who responds to any such searches.

(b)          As an inducement for the Sellers to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser and its Affiliates shall not, at any time prior to the date that is sixty [REDACTED] from the Closing Date, directly or indirectly, solicit or hire the employment or services (whether as an employee, consultant, independent contractor or otherwise) of individual listed on Section 7.7(b) of the Seller Disclosure Schedule, or seek to persuade any individual listed on Section 7.7(b) of the Seller Disclosure Schedule to discontinue employment or engagement, in each case unless (i) Parent provides prior written consent, or (ii) such Person has been terminated (including by such employee) subsequent to the Closing and who has not been employed or engaged by any member of the Parent Group for a period of at least six (6) months prior to the date of such hire. For purposes of this Section 7.7(b), the terms “solicit the employment or services” shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or otherwise, in each case which is not directed specifically to any such employees, and this Section 7.7(b) shall not prohibit hiring (whether as an employee, consultant, independent contractor or otherwise) any individual who responds to any such searches.

(c)          As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, until the [REDACTED] anniversary of the Closing Date, without the prior written consent of Purchaser, each member of the Parent Group shall not engage in the Restricted Business; provided that nothing in this Agreement shall restrict any Seller or any other member of the Parent Group at any time from:

(i)            (A) owning ten percent (10%) or less of the outstanding voting stock or other voting securities of any Person (that is not a member of the Parent Group) that is engaged in a Restricted Business, or (B) investing in any fund that has an interest in a Restricted Business so long as no member of the Parent Group has any control, discretion or influence with respect to the investment strategy of such fund;

(ii)            acquiring and, after such acquisition, owning an interest in any Person (or its successor) that is engaged in a Restricted Business and operating such Restricted Business if such Restricted Business generated less than [REDACTED] of such Person’s consolidated annual revenues in the last completed fiscal year of such Person;

(iii)            acquiring and, after such acquisition, owning any interest in a Person that is engaged in a Restricted Business and operating such Restricted Business if (A) such Restricted Business generated [REDACTED] or more of such Person’s consolidated annual revenues in the last completed fiscal year of such Person and (B) the applicable member(s) of the Parent Group, within twelve (12) months after the consummation of such acquisition, enters into a definitive agreement to cause the divestiture of a sufficient portion of the Restricted Business of such Person such that the restrictions set forth in this Section 7.7(c) would not have operated to prevent such ownership assuming the completion of such divestiture had occurred prior to such acquisition, and thereafter uses commercially reasonable efforts to complete such divestiture as soon as reasonably practicable;

(iv)            exercising its rights or complying with its obligations under this Agreement or any of the Ancillary Agreements; or

(v)            owning, operating and engaging in the Retained Business as conducted as of the date hereof and as of the Closing Date, and reasonable extensions thereof.

(d)          Notwithstanding the foregoing, this Section 7.7(d) (i) shall not restrain or prohibit the consummation of any transaction or series of related transactions that results in a change of control of any Seller or any of its Subsidiaries (or, for the avoidance of doubt, any other member of the Parent Group) or a majority of the assets of any such Person, so long as such acquirer thereof is either (x) not engaged in a Restricted Business or (y) if such acquirer is engaged in a Restricted Business, such Restricted Business generated less than [REDACTED] of such acquirer’s consolidated annual revenues in the last completed fiscal year of such acquiror, calculated on a pro forma basis to include such acquirer’s annual revenues for such year and the acquired Person’s or Persons’ annual revenues for such year; provided that if the Restricted Business generated greater than [REDACTED] of such acquirer’s consolidated annual revenues, such acquirer shall not be deemed in breach of this Section 7.7(d) if such acquirer within twelve (12) months after the applicable acquisition enters into a definitive agreement to cause the divestiture of such Restricted Business; and (ii) shall not restrain or prohibit any activities, actions or conduct of any Person that is not directly or indirectly controlled (as such term is used in the definition of “Affiliate”) by any Seller or any of its Subsidiaries (or, for the avoidance of doubt, Parent), including any joint ventures, partnerships or co-investment vehicles that neither any Seller (nor, for the avoidance of doubt, Parent) nor any of its direct or indirect Subsidiaries controls (as such term is used in the definition of “Affiliate”).

Section 7.8            Liabilities.

(a)          From and after the Closing (except that clause (ii) below shall survive only through the [REDACTED] anniversary of the Closing Date, the Equity Sellers shall retain or assume, as applicable, all Liabilities (other than Business Liabilities) of any kind of the Transferred Entities to the extent resulting from, arising out of or relating to (i) the Pre-Closing Restructuring, and (ii) the Retained Business, including, for the avoidance of doubt, Liabilities required to be discharged by Section 6.7 (in each of (i) and (ii), other than any such Liabilities relating to Taxes or Tax Returns, which are governed exclusively by Section 8.1(d)) (clauses (i) and (ii), collectively, the “Retained Liabilities”). At the Closing (or upon request from Purchaser if discovered after the Closing), the Equity Sellers shall assume the Retained Liabilities from the Transferred Entities, and the Equity Sellers shall discharge and perform when due, and Purchaser and its Affiliates (including the Transferred Entities) and its and their respective Representatives shall not assume or have any responsibility for, any or all of the Retained Liabilities.

(b)           From and after the Closing, Purchaser shall retain or assume, as applicable, (x) all Liabilities (other than Retained Liabilities) of any kind, to the extent related to (i) the Transferred Entities or (ii) the portion of the Business being conveyed hereunder (collectively, the “Business Liabilities”) and (y) the Assumed Liabilities. At the Closing, Purchaser shall assume the Business Liabilities from the Equity Sellers and the Assumed Liabilities from the Asset Seller, and Purchaser shall cause the Transferred Entities to discharge and perform when due, the Business Liabilities, and Seller and its Affiliates and its and their respective Representatives (collectively, the “Seller Indemnitees”) shall not assume or have any responsibility for, any or all of the Business Liabilities or the Assumed Liabilities.

Section 7.9            Product Responsibility.

(a)          Except as otherwise set forth in this Agreement or any Ancillary Agreement, from and after the Closing Date as between Purchaser and the Transferred Entities, on the one hand, and the Sellers, on the other hand, Purchaser and the Transferred Entities shall be solely responsible for (i) all regulatory matters with respect to the Transferred Products and the other Transferred Assets, including relating to communicating and corresponding, preparing and filing reports, making adverse drug experience reports, and paying applicable fees, with and to applicable Governmental Entities, under all applicable legal requirements; (ii) taking all actions and conducting all communication with third parties in respect of the Transferred Products (whether sold before or after the Closing Date), including responding to all complaints in respect thereof and all medical information requests, including complaints related to tampering or contamination; and (iii) investigating all complaints and adverse drug experiences in respect of the Transferred Products, in each case, whether sold before or after the Closing Date.

(b)          From and after the Closing Date as between Purchaser and the Transferred Entities, on the one hand, and the Sellers, on the other hand, except as may be otherwise provided in this Agreement or any Ancillary Agreement, Purchaser and the Transferred Entities shall be solely responsible for conducting, handling or processing all recalls, suspensions, withdrawals and seizures of units of the Transferred Products, including recalls, suspensions, withdrawals and seizures required by any Governmental Entities or voluntary recalls, suspensions, withdrawals and seizures by Purchaser and the Transferred Entities based on safety, efficacy or similar concerns, with respect to the Transferred Products, regardless of whether the Transferred Products were sold before or after the Closing Date. From and after the Closing Date as between Purchaser and the Transferred Entities, on the one hand, and the Sellers, on the other hand, Purchaser shall be financially responsible for all recalls, suspensions, withdrawals and seizures of units of the Transferred Products, whether sold before or after the Closing Date.

(c)          Except as may be otherwise provided in this Agreement or any Ancillary Agreement, Purchaser shall process and be financially responsible for all returns of the Transferred Products (the “Finished Products”) under any Seller’s label or Purchaser’s label, regardless of who distributed the Finished Product, after the Closing Date. If any quantities of Finished Products are returned to any Seller, then such Seller shall notify Purchaser as soon as practicable and ship such returned Finished Products to the facility designated by Purchaser at Purchaser’s cost. The Sellers, at their option, may advise the customer that made such return that such Finished Product should have been returned to Purchaser. At Purchaser’s request, the Sellers shall destroy such returned Finished Product in accordance with applicable Law, and Purchaser shall reimburse Sellers for such cost, including the reasonable cost of destruction (except to the extent that such return relates to non-conforming product manufactured by Sellers prior to the Closing Date).

(d)           Neither Purchaser, on the one hand, nor any Seller, on the other hand, shall instruct, recommend or attempt to induce customers who have previously purchased any Finished Product to: (i) return such Finished Product when that would not otherwise have been the case but for such party’s instructions, recommendations or inducement; or (ii) delay the return of such Finished Product. For the avoidance of doubt, shipment of Finished Product to customers in the Ordinary Course of Business shall not be deemed to violate this Section 7.9(e).

(e)          Purchaser acknowledges and agrees that Purchaser shall be responsible for the treatment, processing and payment of any and all Offsets due in connection with any and all sales of the Transferred Products, regardless of whether such Transferred Products (i) are labelled with Purchaser’s or a Seller’s information or NDC or (ii) sold before or after the Closing Date. This Section 7.9 shall survive after the Closing Date.

Section 7.10          License to the Overlapping Intellectual Property Rights. Effective as of the Closing, Purchaser grants to each Seller, and each Seller does hereby accept, a non-exclusive, irrevocable, perpetual, freely transferable and sublicensable, royalty-free, worldwide license to use the Overlapping Intellectual Property Rights in connection with the manufacture, validation, testing, importing, exporting, packaging, storing, supply, use, or commercialization of the Retained Products. As used in this Section 7.10, “Overlapping Intellectual Property Rights” means the Intellectual Property that is owned or Controlled by any Seller or its Affiliates as of the Closing Date that is assigned to Purchaser hereunder and that is related to or covers both (a) the Business and (b) the Retained Products. This Section 7.10 shall survive after the Closing Date.

Section 7.11          Release.

(a)           For and in consideration of the Closing Purchase Price to be paid by Purchaser pursuant to this Agreement, from and after the Closing, and except as otherwise contemplated in this Agreement (including in Section 6.8), each Seller and Parent, on behalf of itself and each other member of the Parent Group (collectively, the “Releasing Parties”), hereby forever fully and irrevocably releases Purchaser, the Transferred Entities and each of their respective Subsidiaries (if any), Affiliates, predecessors, successors, assigns and past and present stockholders, directors, officers, employees, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”) of and from any and all manner of actions, arbitrations, suits, petitions, appeals, demands, hearings, demand letters, inquiries, charges, sanctions, customer complaints, claims (both under Contract or in tort), Liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements (collectively, “Released Claims”), whether known or unknown, suspected or unsuspected, both at Law and in equity, which such Releasing Party now has, has ever had or may hereafter have against the Released Parties arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing Date, in each case of the foregoing, in connection with Sellers’ ownership and/or operation of the Transferred Entities and the Business prior to the Closing, whether from such Releasing Party’s status as a shareholder, creditor or otherwise of the Released Parties (including Released Claims for damages, costs, expenses and attorneys’, brokers’ and accountants’ fees and expenses). Notwithstanding the foregoing, the foregoing release shall not operate to release any claim of any Releasing Party against the Released Parties under, or to enforce the provisions of, this Agreement or any other Ancillary Agreement.

(b)          Each Releasing Party hereby irrevocably agrees to refrain from, directly or indirectly, asserting any Released Claim or commencing, instituting or causing to be commenced any proceeding of any kind in any court or before any tribunal against any Released Party, based upon any Released Claim.

Section 7.12         PDUFA Filing Fees. Sellers shall either (x) reimburse Purchaser or the applicable Transferred Entity for any Prescription Drug User Fees (PDUFA) fees incurred by Purchaser and/or the Transferred Entities with respect to the NDA’s filed for the [REDACTED] promptly, and in any event within five (5) Business Days of receipt by Sellers of written notice from Purchaser requesting reimbursement therefor together with reasonable supporting detail for the fees covered thereby or (y) pay such fees directly to the relevant Governmental Entity prior to the Closing.

Section 7.13          Further Assurances.

(a)          At any time or from time to time after the Closing, at any Seller’s reasonable request and without further consideration, Purchaser shall execute and deliver to such Seller such other instruments of assumption, provide such reasonable materials and information and take such other reasonable actions as such Seller may reasonably deem necessary or desirable in order to further effectuate the transaction contemplated by this Agreement, including to more effectively transfer, convey and assign to Purchaser, and for Purchaser to assume and pay, perform and discharge, all of the Transferred Interests, Assumed Liabilities and Business Liabilities.

(b)          At any time or from time to time after the Closing, at Purchaser’s reasonable request and without further consideration, each Seller shall, and shall cause its Affiliates to, execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such reasonable materials and information and take such other reasonable actions as Purchaser may reasonably deem necessary or desirable in order to further effectuate the transaction contemplated by this Agreement, including to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Transferred Interests and for the Sellers to assume and pay, perform and discharge, all of the Retained Liabilities and Excluded Liabilities.

ARTICLE VIII

TAX MATTERS

Section 8.1            Purchase Price Allocation.

(a)          For all U.S. federal (and applicable state and local) and non-U.S. Tax purposes, the Sellers, on the one hand, and Purchaser, on the other hand, agree to (and agree to cause their respective Affiliates to) allocate the Final Closing Purchase Price and any other amounts treated as consideration for such Tax purposes (i) first, between the Transferred Equity Interests, on the one hand, and the Transferred Assets, on the other hand, and (ii) second, (x) allocate such portion of such consideration allocated to the Transferred Equity Interests among the assets of the Sold Entity and (y) allocate such portion of such consideration allocated to the Transferred Assets among the Transferred Assets; it being understood that any allocation described in this sentence shall be in accordance with the principles set forth on Exhibit G attached hereto (the “Purchase Price Allocation Schedule”). The Parties agree that the tax treatment of the purchase and sale of the Transferred Equity Interests is described in Rev. Rul. 99-6, Situation 2, with the result that, for federal income Tax purposes, Equity Sellers will be treated as having sold the Transferred Equity Interests, and Purchaser shall be treated as having purchased all of the assets of the Sold Entity and as having assumed all of the liabilities (subject to any limitations expressly providing otherwise under this Agreement) of the Sold Entity.

(b)          No later than one hundred and twenty (120) days after the Closing Date, Parent shall deliver to Purchaser a proposed allocation of the Final Closing Purchase Price and any other items that are treated as additional consideration for Tax purposes in accordance with Section 8.1(a) and Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the Purchase Price Allocation Schedule (“Parent’s Allocation”). If Purchaser disagrees with the Parent’s Allocation, Purchaser may, within thirty (30) days after delivery of the Parent’s Allocation, deliver a notice (“Purchaser’s Allocation Notice”) to Parent to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If Purchaser’s Allocation Notice is duly and timely delivered, Parent shall consider Purchaser’s Allocation Notice in good faith when determining the allocation of the Final Closing Purchase Price (and other relevant amounts). The allocation, (i) as prepared by Parent if no Purchaser’s Allocation Notice has been timely given, or (ii) as adjusted pursuant to Parent’s good faith consideration of Purchaser’s Allocation Notice pursuant to this Section 8.1(b) (the “Allocation”), shall be conclusive and binding on the Parties. The Allocation shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the Final Closing Purchase Price pursuant to Section 8.6. Any such adjustment shall be allocated, consistent with this Section 8.1(b) to the Equity Interests of the Transferred Entities and/or Transferred Assets to which such adjustment is attributable.

(c)          The Sellers, on the one hand, and Purchaser, on the other hand, shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns, in a manner consistent with the Purchase Price Allocation Schedule and the Allocation (and any adjustments thereto) and (ii) not take any position inconsistent therewith on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law). In the event that the Allocation is disputed by any Taxing Authority in a Tax Proceeding, the party receiving notice of such dispute shall promptly notify the other party in writing of such notice and resolution of the dispute.

(d)          From and after the Closing, the Sellers shall pay or cause to be paid any and all Taxes incurred by (i) the Transferred Entities that resulted directly from (and that would not have been incurred but for) the consummation of the steps constituting the Pre-Closing Restructuring (“Pre-Closing Restructuring Taxes”) or (ii) Parent or any of its Affiliates that continues to be an Affiliate of Parent after the completion of the transactions contemplated by this Agreement.

Section 8.2            Cooperation and Exchange of Information.

(a)          Not more than thirty (30) days after the receipt of a request from Parent, Purchaser shall, and shall cause its Affiliates to, provide to Parent a package of Tax information materials, including schedules and work papers, reasonably requested by Parent to enable Parent to prepare and file Tax Returns for Pre-Closing Tax Periods (other than Straddle Periods) required to be prepared and filed by the Sellers with respect to the Transferred Entities. Purchaser shall prepare such package in good faith and in a manner consistent with the Sellers’ past practice in all material respects.

(b)          Each of Parent, on the one hand, and Purchaser, on the other hand, shall, and shall cause its Affiliates to, provide to the other such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or a right to refund of Taxes or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with copies of all relevant portions of relevant accompanying schedules and relevant work papers, copies of relevant documents relating to rulings or other determinations by Taxing Authorities and copies of relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis to provide an explanation of any documents or information so provided. Neither any of the Sellers nor any other member of the Parent Group shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) a member of the Parent Group or (ii) a consolidated, combined, affiliated or unitary group that includes any member of the Parent Group.

(c)          Each of Parent, on the one hand, and Purchaser, on the other hand, shall, and shall cause its Affiliates to, retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Pre-Closing Tax Periods until the later of (i) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate and (ii) ten (10) years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense (provided that any such notice must in any event be made in writing at least sixty (60) days prior to such disposition; provided, further, for the avoidance of doubt, that neither any Seller nor any other member of the Parent Group shall have any obligation to offer Purchaser any Tax Returns or other documents not required to be provided under Section 8.2(b)).

Section 8.3            Preparation and Filing of Returns. The Sellers shall, or shall cause their appropriate Affiliates to, prepare and file all Tax Returns of the Transferred Entities that are required to be filed after the Closing Date for any Pre-Closing Tax Period (other than any Straddle Period) in a manner consistent with past practice and applicable Law. Not later than thirty (30) days prior to the due date for filing any such Tax Return (as extended), Parent shall provide Purchaser with a copy of each such Tax Return for its review and shall consider Purchaser’s comments in good faith and shall incorporate any reasonable comments requested by Purchaser that are not inconsistent with applicable Law. Purchaser shall be responsible for filing all Tax Returns relating to Straddle Periods that relate to the Transferred Entities or the Transferred Assets. Purchaser will provide a copy of such Tax Returns to Parent not less than thirty (30) days prior to the due date of such returns for its review and will consider Parent’s comments in good faith. and will incorporate any reasonable comments requested by Parent that are not inconsistent with applicable Law.

Section 8.4            Tax Proceedings. If Purchaser, any of its Affiliates or any of the Transferred Entities receives notice of any Tax Proceeding in respect of any Tax of a Transferred Entity for any Pre-Closing Tax Period, or with respect to the Asset Seller a Tax relating to the Transferred Assets, then such party will promptly (and in any event within fifteen (15) days) give written notice thereof to Parent. In connection with any such Tax Proceeding (other than one relating to a Straddle Period) (a “Pre-Closing Tax Audit”), Parent will have the right, at its own expense, to control the defense of the Pre-Closing Tax Audit so long as (i) Parent gives written notice to Purchaser within fifteen (15) days after the applicable party has given notice to Parent of the Pre-Closing Tax Audit, (ii) Parent keeps Purchaser informed of all material matters that come to its attention in respect of the Pre-Closing Tax Audit, (iii) Purchaser is entitled to participate in the defense of any such Pre-Closing Tax Audit, at its own expense and (iv) Parent may settle or compromise such Pre-Closing Tax Audit, and Purchaser will cooperate in a reasonable manner with Parent to effectuate any such settlement or compromise; provided that to the extent that any such settlement or compromise would result in any Liability for Taxes for any Transferred Entity, Parent will not enter into such settlement or compromise without the prior written consent of Purchaser (such consent not to be unreasonably, withheld, conditioned or delayed). If Parent does not exercise its right to control the defense of any Pre-Closing Tax Audit, Purchaser shall control such Pre-Closing Tax Audit, and Parent may, at its own expense, participate in the defense of such Pre-Closing Tax Audit. Purchaser shall have the right, at its own expense, to control the defense of any Tax Proceeding that relates to Taxes of the Transferred Entities or the Asset Seller (with respect to the Transferred Assets) relating to any Straddle Periods (a “Straddle Period Audit”). Parent will have the right to participate in any Straddle Period Audit at its own expense, and Purchaser shall not settle or compromise such Straddle Period Audit without Parent’s prior written consent (such consent not to be unreasonably, withheld, conditioned or delayed). In addition, with respect to any Transferred Entity that is or was a partnership for U.S. federal income Tax purposes, Purchaser agrees not to make any election under Section 6226 of the Code with respect to such Transferred Entity for any Tax period ending on or before the Closing Date that would result in any Liability for Taxes for any Equity Seller with respect to such period.

Section 8.5            Tax Sharing Agreements. On or before the Closing Date, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements (other than this Agreement), if any, to which any of the Transferred Entities, on the one hand, and any member of the Parent Group, on the other hand, are parties (provided that there are no other parties to such agreements or arrangements), shall terminate, and neither any member of the Parent Group, on the one hand, nor any of the Transferred Entities, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements.

Section 8.6           Tax Treatment of Payments. Except to the extent otherwise required by applicable Law, the Sellers, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under Sections 2.4 (Purchase Price Adjustment), Section 2.5 (Milestone Payments), 7.8 (Liabilities), 8.1(d) (Pre-Closing Restructuring Taxes) and 8.9 (Refunds) as an adjustment to the purchase price for Tax purposes.

Section 8.7           Post-Closing Tax Covenant. Following the Closing, Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) not to (i) make any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date, (ii) take any action after the Closing on the Closing Date that is outside the Ordinary Course of Business with respect to the Transferred Entities or the Business, (iii) amend any Tax Return or election made in connection with such Tax Return with respect to any of the Transferred Entities for any Tax period ending on or before the Closing Date, or (iv) take any action, fail to take any action or enter into any transaction, in each case, that could reasonably be expected to materially increase the Liability of any of the Sellers or their respective Affiliates (other than the Transferred Entities) for Taxes (including pursuant to this Agreement).

Section 8.8            Transfer Taxes.

(a)          Notwithstanding anything to the contrary in this Agreement, but without limiting Section 8.8(b), Purchaser, on the one hand, and Sellers, on the other hand, shall each bear, and be responsible for, one-half (1/2) of all sales, use, transfer, real property transfer, registration, documentary, conveyance, franchise, goods and services, stamp, value added or similar Taxes and related fees and costs imposed on or payable in connection with the transactions contemplated by this Agreement, excluding the Pre-Closing Restructuring (“Transfer Taxes”) (i.e., Transfer Taxes shall be allocated between Sellers and Purchaser on a “50/50” basis); provided that if one Party is required by applicable Law to pay any such Transfer Taxes in excess of the amount of Transfer Taxes apportioned to such Party pursuant to this Section 8.8(a), then such Party shall pay such Transfer Taxes, and the other Party shall, subject to receipt of reasonably satisfactory evidence of the paying Party’s payment thereof, reimburse the paying Party within five (5) days after receipt of such evidence, whether or not such Transfer Taxes were correctly or legally imposed by the applicable Governmental Entity. The party responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Parent, on the one hand, and Purchaser, on the other hand, shall, and shall cause their respective controlled Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b)          The Parties agree to treat the sale and purchase of the Transferred Assets owned by KFT prior to the Closing from KFT to Purchaser as a taxable sale of assets by KFT for Hungarian income Tax purposes and for the purposes of the Hungarian Act CXXVII of 2007 on Value Added Tax (the “Value Added Tax”). The Parties agree that the Transferred Assets acquired by Purchaser from KFT are not subject to Value Added Tax in Hungary. KFT shall not charge Value Added Tax in its relevant invoice on the portion of the Final Closing Purchase Price (determined based on the Allocation, or if the Allocation is not finally determined as of the date of such invoice, based on the Parent’s Allocation or Parent’s best estimate thereof) allocable to Transferred Assets owned by KFT prior to the Closing. KFT will provide Purchaser with a commercial invoice for the Transferred Assets in accordance with the Hungarian Act CXXVII of 2007 on Value Added Tax that is consistent with the Allocation (or if the Allocation is not finally determined as of the date of such invoice, that is consistent with the Parent’s Allocation or Parent’s best estimate thereof). If the Allocation as finally determined or adjusted results in a different allocation of the Final Closing Purchase Price to the Transferred Assets owned by KFT prior to the Closing than the allocation in any such invoice, KFT shall provide Purchaser with duly rectified invoices issued in accordance with the Hungarian Act CXXVII of 2007 on Value Added Tax so as to properly reflect any changes in the Allocation, and Purchaser shall accept such invoice.

Section 8.9            Refunds. Parent shall be entitled to retain, or receive immediate payment from Purchaser of, any Tax refund or credit (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) to which any Transferred Entity becomes entitled with respect to any Tax period ending on or before the Closing Date. If Parent determines that any Transferred Entity is entitled to file or make a formal or informal claim for refund or an amended Tax Return providing for a refund with respect to a taxable period ending on or before the Closing Date, then Purchaser will, if Parent so requests and at Parent’s sole expense, cause the relevant Transferred Entity to file or make such claim or amended Tax Return, including through the prosecution of any proceeding, at Parent’s sole expense, which Parent directs such Transferred Entity to pursue.

Section 8.10         Employees. Each of Purchaser, on the one hand, and the Sellers, on the other hand, agree that, with respect to the employees set forth on Schedule 1.1(TE), each of Purchaser, on the one hand, and the Sellers, on the other hand, shall follow the standard procedures for Tax filings that are set out in Section 4 of IRS Rev. Proc. 2004-53. This Section 8.10 shall survive after the Closing Date.

Section 8.11         Bulk Sales Laws. The Parties hereby waive compliance with any applicable bulk sales Laws in connection with the Sale and the other transactions contemplated by this Agreement.

ARTICLE IX

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 9.1          Conditions to Obligation of Each Party to Close. The respective obligations of each party to effect the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)            HSR Clearance. If required, the expiration or early termination of the applicable waiting period under the HSR Act or any other applicable Competition Laws.

(b)            No Injunctions. No Governmental Entity of competent authority shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Sale (collectively, the “Legal Restraints”).

Section 9.2            Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a)            Representations and Warranties. (i) The representations and warranties of the Sellers set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.4 (Ownership), Section 4.1 (Organization), Section 4.2 (Authorization) and Section 4.5 (Capitalization) shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except any such representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date; and (ii) each of the other representations and warranties of the Sellers and the Transferred Entities set forth in Article III and Article IV shall be true and correct as of the Closing Date as if made on and as of the Closing Date, provided that, in the case of this clause (ii) (A) representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (B) where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Business Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or a Business Material Adverse Effect, as applicable.

(b)            Covenants and Agreements. The covenants and agreements of the Sellers to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)            Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of the Sellers by an executive officer of Parent, on behalf of the Sellers, stating that the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been satisfied.

(d)            No Material Adverse Effect. Since the date hereof, there shall not have occurred a Business Material Adverse Effect.

(e)            Closing Deliverables. On the Closing Date, the Parent will have delivered or caused to be delivered (or be in a position to deliver or cause to be delivered) to Purchaser the Closing deliverables (duly executed if applicable) specified in Section 2.3(b)(i).

Section 9.3           Conditions to Sellers’ Obligation to Close. The obligations of the Sellers to effect the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of Purchaser set forth in the first sentence of Section 5.1 and of Section 5.2 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, except any such representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date; (ii) the representations and warranties of Purchaser set forth in Section 5.6 shall be true and correct as of the Closing Date as if made on and as of the Closing Date; and (iii) each of the other representations and warranties of Purchaser contained in Article V shall be true and correct as of the Closing Date as if made on and as of the Closing Date; except, in the case of this clause (iii), (A) representations and warranties that are made as of a specific date shall be true and correct only on and as of such date and (B) where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Purchaser Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)            Covenants and Agreements. The covenants and agreements of Purchaser to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c)            Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d)            Closing Deliverables. On the Closing Date, Purchaser will have delivered or caused to be delivered (or be in a position to deliver or cause to be delivered) to Parent the Closing deliverables (duly executed if applicable) specified in Section 2.3(b)(ii).

ARTICLE X

TERMINATION

Section 10.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)         by mutual written consent of Parent and Purchaser;

(b)          by either Parent or by Purchaser, if the Closing shall not have been consummated on or before August 23, 2021 (the “Outside Date”), subject to Section 12.11; provided that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(c)           by either Parent or Purchaser, if any Legal Restraint permanently preventing or prohibiting consummation of the Sale shall be in effect and shall have become final and non-appealable; provided that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(d)            by Purchaser by notice to Parent, if any Seller shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is thirty (30) days from the date that Parent is notified in writing by Purchaser of such breach or failure to perform; provided that Purchaser is not then in material breach of this Agreement; or

(e)            by Parent by notice to Purchaser, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is thirty (30) days from the date that Purchaser is notified in writing by Parent of such breach or failure to perform; provided that no Seller is then in material breach of this Agreement.

Section 10.2          Notice of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 10.1, written notice of such termination shall be given by the terminating party to the other party.

Section 10.3          Effect of Termination. In the event of termination of this Agreement by either or both of Parent and Purchaser pursuant to Section 10.1, and subject to the rest of this Section 10.3, this Agreement shall terminate and become void and have no effect, and, except as set forth in the following sentence, there shall be no Liability on the part of any party to this Agreement; provided that termination of this Agreement shall not relieve any party hereto from Liability for willful or material breach of this Agreement or willful or material failure to perform its obligations under this Agreement (it being understood that a refusal to close despite the satisfaction of the conditions to Closing in Article IX (other than those conditions that by their nature are to be satisfied by the taking of actions or delivery of documents, or waived, on the Closing Date and which are, at the time of termination, capable of being satisfied if the Closing were to occur within the amount of time specified in Section 2.3(a)) shall be deemed such a willful or material breach). Notwithstanding anything to the contrary contained herein, the provisions in the second sentence of Section 6.1(a) (Access to Books and Records), Section 6.2 (Confidentiality), Section 6.3(b) (Required Actions), the last sentence of Section 6.17(h) (Debt Financing Related Reimbursement), this Section 10.3 (Effect of Termination) and Article XII (General Provisions) shall survive any termination of this Agreement.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION

Section 11.1         Survival. Subject to the limitations, exceptions and other provisions of this Agreement (including this Section 11.1), none of the representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and, thereafter, no Party shall have any Liability to any other Party or to any other Person after the Closing for any breach, noncompliance or inaccuracy related thereto or otherwise in connection with this Agreement or the transactions contemplated hereby; provided, however, that the following exceptions shall apply with respect to (a) the Fundamental Representations, which shall survive until the six (6) year anniversary of the Closing Date; (b) all covenants and agreements of the Parties set forth in this Agreement which by their terms are to be performed in whole or in part following the Closing (provided that, for the avoidance of doubt, the covenants and agreements set forth in Sections 6.5 (Consents), 6.6 (Public Announcements), 6.7 (Intercompany Accounts), 6.8 (Termination of Intercompany Arrangements), 6.9 (Guarantees), 6.12(c) (Transaction Expenses), 6.13 (Shared Contracts) and 6.14 (R&W Insurance) shall, as and to the extent applicable with respect to each such Section, be deemed to contemplate performance in whole or in part following the Closing), which shall survive the Closing and remain in full force and effect until fully performed in accordance with their respective terms; and (c) the specific indemnities set forth in Section 11.3(c)-(e), which shall survive the Closing and remain in full force and effect and claims may be asserted with respect thereto indefinitely, unless otherwise terminated by their express terms; provided, however, any claim or claims asserted in writing, in good faith and with reasonable specificity (to the extent known at such time) by notice from the applicable non-breaching Party to the breaching Party in accordance with this Article XI prior to the expiration date of the applicable survival period set forth in this Section 11.1 shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing in this (i) Agreement shall prohibit a claim for Fraud, and (ii) Article XI is intended to, nor does it, limit the survival periods or coverage for any claims contained in the R&W Insurance Policy.

Section 11.2          Indemnification Limits. Notwithstanding anything in this Agreement to the contrary:

(a)           Other than in respect of claims brought on the basis of Fraud, the maximum aggregate, cumulative liability of the Sellers, on the one hand, and Purchaser, on the other hand, for any and all Losses arising pursuant to this Agreement or in connection with the transactions contemplated hereby shall not exceed the Closing Purchase Price.

(b)          With respect to Losses for which a Purchaser Indemnified Party is entitled to indemnification under Section 11.3(a) such Losses shall be paid (i) first, from the R&W Insurance Policy to the extent of the coverage limits under the R&W Insurance Policy, and (ii) second, solely to the extent of any such Losses in excess of such coverage limits, from the Parent and Sellers, jointly and severally (in each case, subject to the limitations in this Article XI). For the sake of clarity, Purchaser shall first be required to use reasonable best efforts to recover from and exhaust the R&W Insurance Policy before seeking recovery directly from the Parent and Sellers under clause (ii) above. The failure to collect under the R&W Insurance Policy shall not diminish or alter the rights of the Purchaser Indemnified Parties to obtain indemnification under this Agreement or the obligations of Parent or the Sellers to provide such indemnification so long as, and to the extent that, Purchaser has complied with its obligation to first seek recovery under the R&W Insurance Policy in accordance with the preceding sentence.

(c)          All Losses under this Agreement shall be determined without duplication of recovery by reason of the same set of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

(d)            The Purchaser Indemnified Parties shall not be entitled to indemnification under this Article XI or otherwise hereunder: (i) in respect of any Loss to the extent, and solely to the extent, arising or increased as a result of any action taken or omitted to be taken by Purchaser or any of its Affiliates following the Closing (including any Transferred Entity with respect to actions or omissions occurring after the Closing), (ii) in respect of any Losses caused by or resulting from any action required by this Agreement (including Section 6.4), except with respect to Pre-Closing Restructuring Taxes or (iii) with respect to any Loss taken into account in the calculation of Final Closing Purchase Price or otherwise resolved pursuant to the purchase price adjustment procedures set forth in Section 2.4.

Section 11.3         Indemnification by Parent and Sellers. Subject to the other terms and conditions of this Article XI, from and after the Closing, Parent and Sellers shall, jointly and severally, indemnify and hold Purchaser and its Affiliates (including the Transferred Entities) and each of their respective directors, officers, managers, employees, agents, other representatives and successors and assigns (the “Purchaser Indemnified Parties”) harmless from and against all Losses arising out of or relating to (a) any breach of or inaccuracy in any of the Fundamental Representations, in each case determined as if such representations and warranties were made as of the date of this Agreement and as of the Closing Date and without giving effect to any qualifications as to materiality, Seller Material Adverse Effect, Business Material Adverse Effect or similar qualifications contained therein, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed in whole or in part following the Closing by Parent and/or Sellers pursuant to this Agreement, (c) any Excluded Liabilities, (d) any Excluded Assets, and (e) the matter set forth on Schedule 11.3(e), solely with respect to Losses and claims thereunder brought against, or to the extent, and solely to the extent, otherwise attributable to, [REDACTED] (“Specified Matter 2”).

Section 11.4          Indemnification by Purchaser. Subject to the other terms and conditions of this Article XI, from and after the Closing, Purchaser shall indemnify and shall hold Parent, Sellers and each of their respective Affiliates, and each of their respective directors, officers, managers, employees, agents, other representatives and successors and assigns (collectively, the “Seller Indemnified Parties”), harmless from and against all Losses arising out of or relating to (a) any breach of or inaccuracy in any of the representations or warranties of Purchaser set forth in Article V, in each case, determined as if such representations and warranties were made as of the date of this Agreement and as of the Closing Date and without giving effect to any qualifications as to materiality, Purchaser Material Adverse Effect or similar qualifications contained therein, (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser in whole or in part following the Closing pursuant to this Agreement, (c) any Assumed Liabilities, (d) any Transferred Assets or (e) in connection with the operation and/or ownership of the Business following the Closing. Any indemnifiable Losses payable to a member of the Parent Group as a Seller Indemnified Party hereunder shall be paid to Osmotica Pharmaceuticals on behalf of the applicable member of the Parent Group and otherwise in accordance with the other terms and conditions of this Article XI.

Section 11.5           Procedures for Indemnification of Third-Party Claims.

(a)           If any Party or Parties entitled to indemnification hereunder (the “Indemnified Party”) receives notice of the assertion or commencement of any legal proceeding, claim or demand instituted by any third party (in each case, a “Third-Party Claim”) against such Indemnified Party with respect to which a Party or Parties (the “Indemnifier”) is (or may be) obligated to provide indemnification under this Article XI or is reasonably likely to result in indemnification hereunder therefrom, the Indemnified Party shall, within ten (10) Business Days of receiving such notice, give the Indemnifier prompt written notice thereof (a “Third-Party Claim Notice”). Such Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail, include copies of all material written evidence thereof and correspondence related thereto and indicate the estimated amount, if then known, of the Loss that has been or may be sustained by the Indemnified Party with respect thereto. Notwithstanding anything to the contrary, the failure to give such written notice (or failure to include any descriptions, information or other materials therewith) shall not, however, relieve any Indemnifier of its indemnification obligations, except and only to the extent that such Indemnifier is actually prejudiced thereby.

(b)          The Indemnifier shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifier’s expense and with counsel of the Indemnifier’s choosing, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifier assumes the defense of any Third-Party Claim, subject to Section 11.5(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate (but not appear on the record) in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifier’s right to control the defense thereof.

(c)           Notwithstanding the foregoing, if (i) such Third-Party Claim seeks an injunction or other equitable remedies in respect of the Indemnified Party or its business or involves a criminal matter or (ii) the Indemnified Party has been advised by outside counsel that an actual or (if reasonably likely) potential conflict of interest exists between the Indemnified Party and the Indemnifier in connection with the defense of the Third-Party Claim, then the Indemnified Party shall have the right, but not the obligation (upon delivering notice to such effect to the Indemnifier) to retain separate counsel of its choosing, defend such Third-Party Claim and have the sole power to direct and control such defense; it being understood that an Indemnified Party’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim. If the Indemnified Party elects to assume control and defend a Third-Party Claim pursuant to and in accordance with the foregoing sentence, such Indemnified Party shall use its reasonable best efforts to defend diligently such Third-Party Claim, and the Indemnifier may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom.

(d)           Without limiting Section 7.4, the Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. The Indemnified Party and the Indemnifier shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e)            Notwithstanding any other provision of this Agreement, the Indemnifier shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third-Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (1) provides solely for the payment by the Indemnifier of money damages as sole relief for the claimant and does not provide for any equitable relief, (2) results in the full and general release of the Indemnified Party and its Affiliates from all Liabilities arising or relating to, or in connection with, the Third-Party Claim and (3) involves no finding or admission of any violation of Law or the rights of any Persons and no effect on any other claims that may be made against the Indemnified Party or any of its Affiliates. If the Indemnified Party has assumed the defense of a Third-Party Claim, it shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to such Third-Party Claim without the written consent of the Indemnifier (which consent shall not be unreasonably withheld, conditioned or delayed).

(f)            This Section 11.5 shall not apply to Specified Matter 2 or the defense or any settlement or compromise thereof, the Parties rights with respect to which shall be exclusively governed by Section 11.6.

Section 11.6          Specified Matter 2 Procedures.

(a)            Following the Closing, Purchaser shall control the defense of Specified Matter 2 on behalf of the Transferred Entities [REDACTED]. Except as expressly set forth in this Section 11.6, all costs and expenses incurred by Purchaser or any other Purchaser Indemnified Party in connection with or relating to Specified Matter 2, including costs and expenses incurred to defend, litigate or negotiate any settlement or compromise with respect to Specified Matter 2 shall be borne in their entirety by Purchaser or its applicable Affiliate (subject to any insurance or other sources of reimbursement available to Purchaser or any such Affiliate) and shall not constitute Losses for purposes of this Agreement. Purchaser shall keep Parent reasonably informed on a regular and current basis with respect to the status of such defense or any settlement or compromise discussion with respect to Specified Matter 2 and shall keep Parent reasonably apprised of any material developments related thereto. In addition, Purchaser shall provide Parent with copies of all material pleadings and filings and any offers of settlement or compromise related to Specified Matter 2 promptly, and in any event within two (2) Business Days, following receipt thereof by Purchaser or its applicable Affiliate.

(b)           Except as otherwise set forth in this Section 11.6(b), Purchaser shall not, and shall not permit any other Purchaser Indemnified Party (including any Transferred Entity) to, consent to the entry of any judgment or enter into any compromise or settlement with respect to Specified Matter 2 without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) unless such judgment, compromise or settlement (1) does not provide for or require any relief, payment, or other obligation (whether equitable, at law, or otherwise) that would be binding on, or owed by, Parent or any of its Affiliates or for which Parent or any of its Affiliates would be liable, (2) results in the full and general release of Parent and its Affiliates from all Liabilities arising or relating to, or in connection with, Specified Matter 2 and (3) involves no finding or admission of liability, any violation of Law or the rights of any Persons and has no effect on any other claims that may be made against Parent or any of its Affiliates. For the avoidance of doubt, Purchaser or the relevant Purchaser Indemnified Party (which term shall be deemed to exclude the Transferred Entities in each instance in which such term is used in this sentence and the following sentence) may consent to the entry of any judgment or enter into any compromise or settlement of Specified Matter 2 that is solely with respect to, and solely covers, claims brought against Purchaser or the relevant Purchaser Indemnified Party in connection with Specified Matter 2 (any such judgment, compromise or settlement, an “Alora Settlement”) without Parent’s consent. In the event that the terms of any such Alora Settlement are also available with respect to claims brought against the Transferred Entities in connection with Specified Matter 2 on substantially the same terms as the terms of any such Alora Settlement, Parent shall have the right to withhold its consent to the inclusion of any claims brought against the Transferred Entities in connection with Specified Matter 2 in such judgment, compromise or settlement in accordance with the first sentence of this Section 11.6(b); provided, that if (1) Parent so withholds its consent and (2) an Alora Settlement is actually consented to or entered into (as applicable), Parent shall be required, at Purchaser’s request, to assume the defense of the claims brought against the Transferred Entities in connection with Specified Matter 2 from and after the effective date of such judgment, compromise or settlement at Parent’s sole cost and expense.

Section 11.7 Procedure for Direct Claims. If a claim for Losses (a “Claim”) is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall give written notice to Parent if the Claim Notice is being given by a Purchaser Indemnified Party and to Purchaser if the Claim Notice is being given by a Seller Indemnified Party, in each case, promptly after such Indemnified Party becomes aware of any fact, condition or event giving rise to Losses for which indemnification may be sought; provided that the failure to provide reasonably prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent that the Indemnifier is actually prejudiced thereby. Such notice by the Indemnified Party shall describe the Claim in reasonable detail, to the extent reasonably known and practicable at such time, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

Section 11.8 Mitigation; Insurance Claims.

(a)    Each Indemnified Party, as a condition to its indemnification rights hereunder, shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss that may give rise to a right to indemnification hereunder upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(b) The amount of any Loss indemnifiable pursuant to this Article XI shall be limited to the amount of any liability or damage that remains after deducting therefrom (1) any insurance proceeds (without duplicative application with respect to recovery under the R&W Insurance Policy, excluding those related to self-insurance or captive insurance and calculated net of any resultant increase in insurance premiums/retro-premiums of the Indemnified Party and any out-of-pocket attorneys’ fees, expenses and other costs of recovery incurred in connection therewith), (2) any indemnity, contribution or other similar payment (calculated net of any out- of-pocket attorneys’ fees, expenses and other costs of recovery incurred in connection therewith) received or reasonably expected to be received by the Indemnified Party (or any Transferred Entity if the Indemnified Party is Purchaser) in respect of such Loss and (3) any Tax benefit realized or reasonably expected to be realized as a result of such Loss. If any Indemnified Party receives any amounts under insurance coverage (excluding self-insurance or captive insurance) or from any Person with respect to Losses sustained at any time subsequent to any payment for those Losses by the Indemnifier, then such Indemnified Party shall promptly reimburse the applicable Indemnifier (to an account designated by such Indemnifier) for any payment made up to such net amount received with respect to such Losses. The Indemnified Party shall be required to seek recovery under insurance policies or indemnity, contribution or other similar agreements for any Loss prior to seeking indemnification under this Agreement, including, for the avoidance of doubt and without limiting Section 11.2(b), the R&W Insurance Policy.

Section 11.9 Adjustment to Purchase Price. To the extent permitted by applicable Law, Parent and Purchaser shall treat any and all indemnification payments paid pursuant to this Article XI as an adjustment to the Final Closing Purchase Price for Tax purposes on all applicable Tax Returns.

Section 11.10 Exclusive Remedy.

(a)           The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than (a) claims arising on the basis of Fraud and (b) pursuant to Section 2.4 and Section 2.5 (including, for the avoidance of doubt, the Milestone Payment Procedures Schedule) with respect to the matters covered thereby) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the transactions contemplated hereby, shall be pursuant to the indemnification provisions set forth in this Article XI. Nothing in this Section 11.10 shall limit any Person’s right to seek and obtain any equitable or similar relief to which any Person shall be entitled pursuant to Section 12.11 of this Agreement. Further, nothing herein will be deemed to limit any right or remedy of any Purchaser Indemnified Party under any representation and warranty insurance policy that may be obtained by any of them in connection with the transactions contemplated by this Agreement (or any obligation of any insurer thereunder).

(b)           The Parties acknowledge and agree that, other than in connection with any claim based on Fraud, from and after the Closing they shall not be permitted (and shall not permit any other Indemnified Party to make), and no party shall have any Liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein (other than any Fundamental Representation to the extent, and subject to the limitations set forth, in this Article XI) or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing. In furtherance of the foregoing, other than in connection with any Fraud or to the extent of available indemnification pursuant to this Article XI (subject to the limitations set forth herein), from and after the Closing, each party hereto hereby waives (on behalf of itself, each of its Affiliates and each of its Representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to any of Purchaser, the Sellers, the Transferred Entities, the other members of the Parent Group or the subject matter of this Agreement that such Party may have against the other Parties or any of their Affiliates or any of their respective Representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise.

(c)           Purchaser hereby acknowledges and agrees that, except as expressly provided in the foregoing Section 11.10(a) and Section 11.10(b) or in connection with any claim based on Fraud, from and after Closing none of any Seller, any other member of the Parent Group, their Representatives or any of their respective Affiliates, officers, managers, employees or agents, shall have any Liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby, this Article XI (subject to the express carve-outs contained herein) being the sole and exclusive remedy (as between Purchaser and its Affiliates, on the one hand, and the Sellers, the other members of the Parent Group and their respective Affiliates, on the other hand) for all claims, disputes and Losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, at law or in equity, or otherwise. The foregoing shall not limit any claims arising under or in connection with the Transition Services Agreement or in connection with the transactions contemplated thereby to the extent any such claims are permitted thereunder.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1           Interpretation; Absence of Presumption.

(a)           The Parties acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule is or is not material or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules hereto shall not be deemed or interpreted to expand the scope of any representations and warranties, obligations, covenants, conditions or agreements contained herein. Any reference herein to the Seller Disclosure Schedule shall be deemed to include updates thereto pursuant to Section 6.16.

(b)           For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the Sellers, on the one hand, and Purchaser, on the other hand, have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (x) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (xi) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xii) a reference to any Person includes such Person’s successors and permitted assigns; (xiii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiv) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; (xvi) any document or item will be deemed “delivered”, “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is, subject to Section 6.3(d), (A) included in the “Project Oasis” electronic data room hosted by Intralinks, Inc. (the “Data Room”) as of 5:00 p.m. New York City time at least one (1) Business Days prior to the date hereof or, (B) actually delivered or provided to Purchaser or any of Purchaser’s Representatives (including by email) or (C) made available upon request, including at the offices of the Sellers, the Transferred Entities or any other member of the Parent Group. If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, following the Closing any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities. Any reference in this Agreement to a specified date shall mean 9:00 a.m. New York City time on such date (unless another time is specified). In the event of any conflict or inconsistency between the terms of this Agreement and any Ancillary Agreement, this Agreement will control.

Section 12.2           Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 12.3          Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a)           This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Notwithstanding the foregoing, any Action, cross-claim or third party claim of any kind or description, whether at Law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the commitment letter or any agreement related to the Debt Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of Georgia.

(b)           In addition, each of the Parties irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each Party agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 12.7.

(c)           Notwithstanding the foregoing, and without limiting Section 12.3(b) other than with respect to the matters described in this Section 12.3(c), each of the Parties agrees that (i) it will not bring or support any Action, cross-claim or third party claim of any kind or description, whether at Law or in equity, whether in Contract or in tort or otherwise, against any Debt Financing Party in any way relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to any commitment letter or any agreement related to the Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the State of Georgia, located in Fulton County, State of Georgia and any appellate court with jurisdiction over such courts and (ii) makes the agreements, waivers and consents set forth in Section 12.3(b) mutatis mutandis but with respect to the courts specified in this Section 12.3(c).

(d)           EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN (INCLUDING THE DEBT FINANCING). NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS (INCLUDING THE DEBT FINANCING). NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.4 Entire Agreement. The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 12.5 No Third-Party Beneficiaries. Except for Section 7.8, Section 11.10, Section 12.12, Section 12.13 and 12.17, which are intended to benefit, and to be enforceable by, the Persons specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided, further, however, that (a) this Section 12.5 and the other Lender Protective Provisions shall be for the benefit of the Debt Financing Parties and (b) the Debt Financing Parties shall have the right to enforce this Section 12.5 and the other Lender Protective Provisions.

Section 12.6 Expenses. Whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

Section 12.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a)	If to any Seller:

Osmotica Pharmaceuticals plc

400 Crossing Boulevard

Bridgewater, NJ 08807

Attn: Chris Klein, General Counsel

Email: cklein@osmotica.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: David Blittner

E-mail: david.blittner@ropesgray.com

(b)	If to Purchaser:

Acella Holdings, LLC

1880 McFarland Parkway

Suite 110

Attention: Legal Department

E-mail: legal@acellapharma.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, GA 30363

Attention: William J. Ching

E-mail: billy.ching@nelsonmullins.com

Section 12.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Seller, on the one hand, and Purchaser, on the other hand, may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of Purchaser or Parent, respectively, except that (a) any Seller may transfer or assign, in whole or from time to time in part, its rights, interests or obligations under this Agreement to any Affiliate of such Seller, but any such transfer or assignment will not relieve such Seller of any of its obligations hereunder, (b) Parent may assign its rights, interests or obligations under this Agreement to a successor or acquirer of all or substantially all of its assets, and (c) Parent or one of its Subsidiaries may transfer or assign, its rights, interests or obligations under this Agreement, in whole or from time to time in part, to one or more of its direct or indirect wholly owned Subsidiaries or to the administrative agent or any lender under any credit agreement or other debt financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any credit agreement or other debt financing and any refinancings, extensions, refundings or renewals thereof, but any such transfer or assignment will not relieve Parent of any of its obligations hereunder. Notwithstanding the foregoing, Purchaser may also grant a security interest in, and collaterally assign, its rights under this Agreement to one or more of the Debt Financing Sources without the prior consent of the other Parties so long as any such assignment does not relieve the Purchaser of any of its obligations under this Agreement.

Section 12.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Parent, on the one hand, and Purchaser, on the other hand, may, only by an instrument in writing, waive compliance by Purchaser or any Seller, respectively, with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary contained herein, the Lender Protective Provisions may not be modified, waived or terminated in a manner that is adverse to the Debt Financing Parties without the prior written consent of the Debt Financing Sources.

Section 12.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.11 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. If, prior to the Outside Date, any party hereto brings any Action in accordance with Section 12.3 to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (a) the amount of time during which such Action is pending, plus ten (10) Business Days or (b) such other time period established by the court presiding over such action.

Section 12.12 No Admission. Nothing herein (including the Exhibits and Schedules attached hereto) shall be deemed an admission by Purchaser, any Seller, any other member of the Parent Group or any of their respective Affiliates, in any Action or Action, that Purchaser, any Seller, any other member of the Parent Group or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract or applicable Law.

Section 12.13 Privilege.

(a)           Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), that, following the Closing, Ropes & Gray LLP (“Parent Group’s Counsel”) may serve as counsel to members of the Parent Group and their Affiliates (including the Sellers) in connection with any matters related to this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale, notwithstanding any representation by Parent Group’s Counsel prior to the Closing Date of the Transferred Entities. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), (i) to waive any claim they have or may have that Parent Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and the Parent Group or any of their Affiliates (including the Sellers), on the other hand, Parent Group’s Counsel may represent the Parent Group and/or any of its Affiliates (including the Sellers) in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including any Transferred Entity) and even though Parent Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute. Purchaser, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing) also further agree that, as to all communications to or from Parent Group’s Counsel, on the one hand, and any or all of the Transferred Entities, the members of the Parent Group or their Affiliates and their respective Representatives, on the other hand, that relate in any way to this Agreement or any Ancillary Agreement, the negotiation, performance or subject matter hereof or thereof, or the transactions contemplated hereby (“Privileged Communications”), and all attorney work product relating thereto (“Protected Work Product”, and together with Privileged Communications, “Protected Material”), the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Parent Group and will not pass to or be claimed by Purchaser or its Affiliates (including any Transferred Entity after the Closing). Without limitation of the foregoing, none of Purchaser or any of its Affiliates (including any Transferred Entity after the Closing) may use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Parent Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, a Transferred Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Parent Group’s Counsel to such third party; provided that such Transferred Entity may not waive such privilege without the prior written consent of Parent.

(b)           Purchaser agrees that it shall not, and that it shall cause its Affiliates not to, knowingly and intentionally access or use the Protected Material, including by way of review of any electronic data, communications or other information. For avoidance of doubt, the preceding sentence shall not be deemed violated if any employee of Purchaser accesses or uses any Privileged Communication to which such employee was a party (including by way of review of any electronic data, communications or other information), provided that such access and use shall not result in any waiver of any Seller’s attorney-client privilege or the work product doctrine with respect to such Protected Material.

(c)           Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 12.13. Parent Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 12.13, and may enforce the same. This Section 12.13 will survive the Closing and will remain in effect indefinitely.

Section 12.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.15 Exculpation of Lenders.

(a)           The Parties shall not, and shall not permit any of their respective Subsidiaries, Affiliates or Representatives to, and, notwithstanding anything herein to the contrary, each Party acknowledges and agrees, on behalf of itself, each of their respective Subsidiaries, Affiliates and Representatives, that it shall not, seek to enforce this Agreement against, make any claims in tort, Contract or otherwise against or seek to recover monetary damages from any Debt Financing Party or any of their respective representatives in connection with this Agreement or the transactions contemplated hereby or any commitment letter or the obligations of any Debt Financing Party thereunder, the definitive documents governing the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated thereby or the performance of the services thereunder, whether at Law or in equity, and no Debt Financing Party shall have any Liability under any theory of Liability to any Party or any of their respective Subsidiaries, Affiliates or Representatives.

(b)           Nothing in this Section 12.15 will limit the rights of Purchaser, its Affiliates or any of their respective Representatives in respect of the Debt Financing under any commitment letter or any other agreement related to the Debt Financing.

Section 12.16 Guaranty.

(a)           Guarantor hereby guarantees (the “Guaranty”) the full and prompt payment and performance (not just collection) by Purchaser of (a) all of Purchaser’s payment obligations under this Agreement, (b) if the Closing does not occur, all of Purchaser’s surviving obligations (including in respect of any damages or reimbursement amounts that may be payable by Purchaser hereunder or in connection herewith) under Section 10.3, and (c) all of Sellers’ fees, costs, and expenses (including, without limitation, reasonable attorneys’ fees, costs, and expenses) incurred in connection with the enforcement of this Section 12.16 or Purchaser’s obligations under this Agreement (the obligations guaranteed in clauses (a), (b) and (c), collectively, the “Guaranteed Obligations”). If Purchaser does not perform a Guaranteed Obligation, Guarantor shall promptly pay and perform such Guaranteed Obligation.

(b)           Subject to the terms and conditions of this 12.16, the Guaranty is an absolute, irrevocable, primary, continuing, unconditional and unlimited guaranty of the due and punctual payment and performance in full of the Guaranteed Obligations, not a guaranty of collection, and a separate action or actions may be brought and prosecuted against Guarantor to enforce the Guaranty, irrespective of whether any action is brought against Purchaser or whether Purchaser is joined in any such action or actions.

(c)           The liability of Guarantor under the Guaranty shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of: (i) the value, genuineness, validity, regularity, illegality or enforceability of the other provisions of this Agreement; (ii) any release or discharge of any obligation of Purchaser contained in this Agreement resulting from any change in the corporate existence, structure or ownership of Purchaser, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser or its assets; (iii) any amendment or modification of the other provisions of this Agreement, or any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, or renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of this Agreement or the documents entered into in connection therewith; (iv) the existence of any claim, set-off or other right which Guarantor may have at any time against Purchaser, whether in connection with the Guaranteed Obligations or otherwise; or (v) the adequacy of any other means the Sellers may have of obtaining repayment or performance of any of the Guaranteed Obligations.

(d)           Guarantor hereby waives any and all notice of the renewal or extension of any of the Guaranteed Obligations and notice of or proof of reliance by the Sellers upon the Guaranty or acceptance of the Guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guaranty, and all dealings between Purchaser or Guarantor, on the one hand, and the Sellers, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guaranty. When pursuing its rights and remedies hereunder against Guarantor, the Sellers shall be under no obligation to pursue such rights and remedies it may have against Purchaser or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Sellers to pursue such other rights or remedies or to collect any payments from Purchaser or any such other Person or to realize upon or to exercise any such right of offset, and any release by Sellers of Purchaser or any such other Person or any right of offset, shall not relieve Guarantor of any Liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of Sellers.

(e)           Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that this Section 12.16 and the waivers set forth herein are knowingly made in contemplation of such benefits.

Section 12.17 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties to this Agreement and then only with respect to the specific express obligations set forth herein with respect to such Party. Without limiting the foregoing, no past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or representative of any Party, or any of their respective heirs, representatives, successors or permitted assigns (“Nonparty Affiliate”), will have any liability for any obligations or liabilities of any Party under this Agreement or for any Action based upon, in respect of or by reason of the transactions contemplated hereby. To the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

PURCHASER:	ACELLA HOLDINGS, LLC

By:	/s/ Harold A. Deas, Jr.
Name:	Harold A. Deas, Jr.
Title:	Chief Executive Officer

SELLERS:	OSMOTICA PHARMACEUTICAL CORP.

By:	/s/ Brian Markison
Name:	Brian Markison
Title:	Chief Executive Officer

VALKYRIE GROUP HOLDINGS, INC.

By:	/s/ Brian Markison
Name:	Brian Markison
Title:	Chief Executive Officer

OSMOTICA KERESKEDELMI ÉS SZOLGÁLTATÓ KORLÁTOLT

By:	/s/ Gabor Varga
Name:	Gabor Varga
Title:	Managing Director

PARENT:	OSMOTICA PHARMACEUTICALS PLC

By:	/s/ Brian Markison
Name:	Brian Markison
Title:	Chief Executive Officer

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GUARANTOR:	ALORA PHARMACEUTICALS, LLC, solely for purposes of providing the Guaranty pursuant to Section 12.16

By:	/s/ Harold A. Deas, Jr.
Name:	Harold A. Deas, Jr.
Title:	Chief Executive Officer

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